Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

JOHNSON & JOHNSON,

ATHOS MERGER SUB, INC.

and

ABIOMED, INC.

Dated as of October 31, 2022

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

Annexes

A – Conditions to the Offer

Exhibits

A – Form of CVR Agreement

B – Certificate of Incorporation of the Surviving Corporation

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 31, 2022 by and among Johnson & Johnson, a New Jersey corporation (“Parent”), Athos Merger Sub, Inc., a Delaware corporation and a direct or indirect wholly owned Subsidiary of Parent (“Merger Sub”), and ABIOMED, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be extended, amended or supplemented from time to time in accordance with this Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Shares”), for (a) $380.00 per Company Share, net to the holder thereof in cash, without interest thereon (the “Cash Amount”), plus (b) one (1) contingent value right per Company Share (each, a “CVR”), which shall represent the right to receive contingent payments, net to the holder thereof in cash, without interest thereon, pursuant to the CVR Agreement (the Cash Amount plus one (1) CVR, collectively, or any higher amount per Company Share that may be paid pursuant to the Offer, the “Offer Price”), all upon the terms and subject to the conditions set forth herein;

WHEREAS, as soon as practicable following the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), each Company Share that is not tendered and accepted pursuant to the Offer (other than Canceled Company Shares and Dissenting Company Shares) will thereupon be canceled and converted into the right to receive the Merger Consideration, as defined herein, and the Company will survive the Merger as a direct or indirect wholly owned Subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend for the Merger to be effected under Section 251(h) of the DGCL pursuant to the terms of this Agreement;

WHEREAS, the Company Board has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement and consummate the Transactions, (b) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer;

WHEREAS, the Board of Directors of each of Parent and Merger Sub have (a) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and consummate the Transactions and (b) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions and to prescribe certain conditions with respect to the consummation of the Transactions; and

WHEREAS, as of or prior to the Acceptance Time, Parent and a rights agent mutually agreeable to Parent and the Company (the “Rights Agent”) will enter into a Contingent Value Rights Agreement, substantially in the form attached hereto as Exhibit A, with such changes as are permitted by Section 2.1(h) (the “CVR Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that contains confidentiality provisions that are not, in the aggregate, less favorable to the Company than the terms of the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals.

“Acceptance Time” shall mean the date and time of the irrevocable acceptance for payment by Merger Sub of Company Shares pursuant to and subject to the conditions of the Offer.

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions resulting in: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of beneficial ownership of more than twenty percent (20%) of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning more than twenty percent (20%) of the outstanding voting securities of the Company; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving the Company or its Subsidiaries (i) pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing more than twenty percent (20%) of the voting power of the surviving or resulting entity or (ii) as a result of which the Company Stockholders (as a group) immediately prior to the consummation of such transaction would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing less than eighty percent (80%) of the voting power of the surviving or resulting entity; or (c) any sale or disposition of more than twenty percent (20%) of the assets of the Company and its Subsidiaries on a consolidated basis (determined on a fair market value basis); provided, however, the Transactions shall not be deemed an Acquisition Transaction in any case.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act, any Foreign Antitrust Laws, as defined herein, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transactions.

“Balance Sheet” shall mean the Company’s unaudited balance sheet as of June 30, 2022 (the “Balance Sheet Date”), including the footnotes thereto, included in the Company’s Quarterly Report on Form 10-Q for the quarter ended on the Balance Sheet Date and filed with the SEC prior to the execution of this Agreement.

“Business Day” shall have the meaning given to such term in the first sentence of Rule 14d-1(g)(3) under the Exchange Act.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act.

“Code” shall mean the Internal Revenue Code of 1986.

“Company Board” shall mean the Board of Directors of the Company.

“Company Equity Awards” shall mean, collectively, the Company Options, the Company PSU Awards and the Company RSU Awards.

“Company ESPP” shall mean the ABIOMED, Inc. 1988 Employee Stock Purchase Plan, as amended and restated on February 5, 2019, and as further amended or restated.

“Company Exclusive IP” shall mean all Intellectual Property Rights owned (or purported to be owned) by, solely or jointly with any other Person, or exclusively licensed (or purported to be exclusively licensed) to the Company or any of its Subsidiaries.

“Company Exclusive Software” shall mean any Software owned (or purported to be owned) by or exclusively licensed (or purported to be exclusively licensed) to the Company or any of its Subsidiaries.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned (or purported to be owned) by, solely or jointly with any other Person, or licensed (or purported to be licensed) to the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, occurrence, effect, event, circumstance or development (each, an “Effect,” and collectively, “Effects”), that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect to the extent resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect to the extent resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred, except, in the case of clauses (a) through (f) below, to the extent any such Effect disproportionately impacts the Company and its Subsidiaries relative to other companies operating in the medical device industry, in which case the incremental disproportionate impact of such Effect may be taken into account in determining whether there has occurred a “Company Material Adverse Effect”:

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) conditions (or changes in such conditions) in the medical device industry;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f) changes in Law or other legal or regulatory conditions (or the interpretation thereof), any Public Health Measures or any change in any Public Health Measures or changes in GAAP or other accounting standards (or the interpretation thereof);

(g) the announcement of this Agreement or the Transactions, the identity of Parent, Merger Sub or their Affiliates as the acquiror of the Company, any loss of, or any adverse Effect in or with respect to, the relationship of the Company or any of its Subsidiaries, with Governmental Authorities or employees (including departure or termination of any officers, directors, employees or independent contractors of the Company or its Subsidiaries) as a result thereof or in connection therewith, and any Legal Proceedings made or brought on or after the date hereof by current or former Company Stockholders (on their own behalf or on behalf of the Company) directly arising out of this Agreement or the transactions contemplated by this Agreement (provided that the exception set forth in this clause (g) shall not apply with respect to the representations and warranties set forth in Section 4.6);

(h) (i) any actions taken by Parent or any of its controlled Affiliates or (ii) any actions taken or omitted to be taken by the Company (A) to which Parent has consented in writing, (B) upon the written request of Parent or (C) that is expressly required or prohibited (as applicable) by the terms of this Agreement; provided that clause (C) shall not apply to any action taken or omitted to be taken pursuant to Section 6.1 (unless the Company has requested to take an action that is prohibited by Section 6.1 and Parent has unreasonably withheld, conditioned or delayed its written consent to such action, in which case the failure of the Company to take such action shall not be taken into account in determining whether there has occurred a “Company Material Adverse Effect”); or

(i) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

“Company Option” shall mean any option to purchase Company Shares outstanding under the Company Stock Plan or otherwise.

“Company Preferred Stock” shall mean the Class B Preferred Stock, par value $0.01 per share, of the Company.

“Company Product” shall mean any product that is in clinical trials or being manufactured, marketed, sold, commercialized, offered, made available, licensed, distributed or branded by or for the Company or any of its Subsidiaries.

“Company PSU Award” shall mean any award of restricted stock units outstanding under the Company Stock Plan or otherwise with vesting subject to performance-based conditions.

“Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company RSU Award” shall mean any award of restricted stock units outstanding under the Company Stock Plan or otherwise, excluding any Company PSU Award.

“Company Software” shall mean any proprietary Software owned (or purported to be owned) by or licensed (or purported to be licensed) to the Company or any of its Subsidiaries.

“Company Stock Plan” shall mean the ABIOMED, Inc. Second Amended and Restated 2015 Omnibus Incentive Plan.

“Company Stockholders” shall mean holders of Company Shares in their capacity as such.

“Consent” shall mean any approval, consent, license, ratification, permission, waiver, order or authorization (including from any Governmental Authority).

“Continuing Employee” shall mean each employee of the Company or any of its Subsidiaries who, as of the Effective Time, continues his or her employment with Parent, the Surviving Corporation or any of its Subsidiaries.

“Contract” shall mean any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“COVID-19” shall mean the COVID-19 pandemic, including any evolutions or mutations of the COVID-19 disease, and any further epidemics or pandemics arising therefrom.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Environmental Law” shall mean all Laws relating to the environment, preservation or reclamation of natural resources, the presence, management, registration, labeling, transport or Release of, or exposure to, hazardous or toxic substances, to human health and safety, as it relates to a hazardous substance exposure, or to protection of the climate or the emission of greenhouse gases, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), those portions of the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) relating to hazardous substance exposure, Regulation (EC) No. 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals and the Directive on the restriction on the use of certain hazardous substances (Directive 2011/65/EU), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” shall mean any Person which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, or any successor statute, rules and regulations thereto.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“Fraud” shall mean common law fraud under Delaware law of the Company, Parent or Merger Sub, as applicable, in the making of the representations and warranties set forth in Article IV and Article V.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the quality, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Company Product.

“Hazardous Substance” shall mean (a) any material, substance or waste that is defined, classified, characterized or otherwise regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect and (b) petroleum and its by-products, asbestos, polychlorinated biphenyls, per- and poly-fluorinated substances, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or any successor statute, and rules and regulations thereto.

“In-the-Money Option” shall mean each Company Option which has a per share exercise price that is less than the Cash Amount.

“Incidental Contracts” shall mean (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available Software or services that are generally available on nondiscriminatory pricing terms and (b) non-disclosure agreements, employment agreements, consulting services agreements and non-exclusive licenses in connection with research or academic purposes, in each case, entered into in the ordinary course of business.

“Intellectual Property” shall mean all intellectual property, regardless of form, including: (a) published and unpublished works of authorship, including audiovisual works, collective works, Software, compilations, derivative works, websites, literary works and mask works (“Works of Authorship”); (b) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (c) words, names, symbols, devices, designs, slogans, logos, trade dress and other designations, and combinations of the preceding items, in each case, used to identify or distinguish the origin of a business, good, group, product, or service or to indicate a form of certification (“Trademarks”); (d) trade secrets, confidential or proprietary information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, business plans, including with respect to regulatory filings relating to investigational or approved medicines or medical devices, Drug Master Files (DMFs), and the like (collectively, “Proprietary Information”); (e) data, including data in databases and data collections (including clinical trial data, knowledge databases, customer lists, and customer databases) (collectively, “Data”); (f) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; (g) instantiations of any of the foregoing in any form and embodied in any media; and (h) Internet domain names, URLs, user names and social media identifiers, handles and tags (“Internet Properties”).

“Intellectual Property Rights” shall mean all U.S. and foreign common Law and statutory rights in, arising out of, or associated with any of the following in any jurisdiction: (a) Works of Authorship, including rights granted under the U.S. Copyright Act or analogous foreign common Law or statutory regime; (b) Inventions, including rights granted under the U.S. Patent Act or analogous foreign common Law or statutory regime, including industrial designs, and improvements thereto (whether or not patentable), patents and patent applications (including all reissues, renewals, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions (including supplemental protection certificates) thereof and any disclosures relating thereto); (c) Trademarks, including rights granted under the Lanham Act or analogous foreign common Law or statutory regime, including any registrations and applications for registration thereof, and all goodwill associated therewith; (d) Proprietary Information, including rights granted under the Uniform Trade Secrets Act, Defend Trade Secrets Act of 2016 or analogous foreign common Law or statutory regime; (e) Internet Properties, including any registrations and applications for registrations thereof; (f) Data; (g) all past, present, and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing, including all rights to sue or recover and retain damages, costs or attorneys’ fees; and (h) all other intellectual property or proprietary rights, including moral rights, now known or hereafter recognized in any jurisdiction. For the avoidance of doubt, Intellectual Property Rights include Registered Intellectual Property Rights.

“Intervening Event” shall mean an Effect that (a) was not known to the Company Board prior to the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable by the Company Board as of the date of this Agreement and (b) does not relate to an Acquisition Proposal.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“IT Systems” shall mean computers, Software, middleware, firmware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment and other information technology hardware, including any “Infrastructure-as-a-Service” or “Platform-as-a-Service” or other cloud or hybrid cloud services, and all associated documentation, in each case, used by the Company or any of its Subsidiaries.

“Knowledge” shall mean, (a) with respect to the Company, the actual knowledge of any of the individuals listed on Section 1.1(a) of the Company Disclosure Letter after reasonable inquiry of his or her direct reports with respect to any matter in question; provided, however, with respect to matters related to Intellectual Property, IT Systems, or Personal Data, such reasonable inquiry does not require the individuals in the foregoing clause (a) to perform or obtain (or have performed or obtained) any clearance searches or freedom-to-operate or other legal opinions with respect to Intellectual Property, or conduct (or have conducted) any third party penetration, audit or similar investigations with respect to such IT Systems or Personal Data, and (b) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed on Section 1.1 of the letter delivered by Parent to the Company on the date of this Agreement after reasonable inquiry of his or her direct reports with respect to any matter in question.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (a) civil, criminal or administrative actions or suits or (b) litigations, arbitrations or other proceedings, in each of (a) and (b), by or before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Milestone Payment” shall have the meaning ascribed to such term in the CVR Agreement.

“NASDAQ” shall mean The NASDAQ Global Select Market.

“NYSE” shall mean the New York Stock Exchange.

“Open Source License” shall mean (a) any license that is, or is substantially similar to a license, identified as an open source license by the Open Source Initiative (www.opensource.org), (b) any license that is, or is substantially similar to a license, considered “free” or “open source software” by the Free Software Foundation (www.fsf.org) or (c) any license that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer (other than as prohibited under Law) any such other Software or (iv) a requirement that such other Software be redistributable by other licensees.

“Open Source Software” shall mean Software licensed to the Company or any of its Subsidiaries pursuant to an Open Source License.

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Out-of-the-Money Option ” means each Company Option which has a per share exercise price that is equal to or greater than the Cash Amount.

“Per Share Value Paid” means, as of any Valuation Point, the sum of (a) the Cash Amount, (b) the amount per Company Share in cash previously paid in respect of any earlier Valuation Point under the CVR Agreement, if any, and (c) the amount per Company Share in cash to be paid at such Valuation Point under the CVR Agreement.

“Permit” shall mean franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, Consents, certificates, approvals and Orders of any Governmental Authority.

“Permitted Liens” shall mean any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business relating to obligations which are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (c) with respect to real property, (i) easements, covenants and rights-of-way (unrecorded and of record) and other similar non-monetary encumbrances and (ii) zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case of clauses (i) and (ii), that are not presently violated and that do not materially detract from the value or marketability of the real property to which it relates or materially impair the ability of the Company or the Subsidiaries to use or operate the real property to which it relates; (d) other than with respect to Intellectual Property Rights, all exceptions, restrictions, imperfections of title or similar Liens that do not, individually or in the aggregate, materially and adversely interfere with the present use of the assets to which they relate; (e) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security Laws; (f) with respect to leased personal property, the terms and conditions of the lease applicable thereto; and (g) with respect to Intellectual Property Rights, non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Data” shall mean (a) any information relating to an identified or identifiable natural person or that is reasonably capable of being used to identify a natural person, including a person’s name, address, phone number, fax number, e-mail address, Social Security number or other government-issued identifier and (b) any data or information defined as “personal data,” “personal information,” “personally identifiable information,” “nonpublic personal information” or “individually identifiable health information” under any applicable Law.

“Plan” shall mean each (a) “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (b) employment, independent contractor, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus, incentive, disability, medical, vision, dental, health, life insurance, fringe benefit or other compensation or benefit plan, program, agreement, arrangement, policy, trust, fund or contract, whether written or unwritten, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which the Company or any of its Subsidiaries may have any Liability, whether actual or contingent.

“Privacy and Data Security Requirements” shall mean: (a) any Laws regulating the collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, processing, linking, transferring or storing of Personal Data, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, the European Union General Data Protection Regulation (EU) 2016/679 (the “GDPR”), any other Laws implementing the GDPR into national Law and Japan’s Act on the Protection of Personal Information; (b) obligations under all Contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound that relate to the collection or processing of Personal Data; (c) all of the Company’s and its Subsidiaries’ written internal or publicly posted policies and representations (including if posted on the Company’s or its Subsidiaries’ websites or provided in connection with the Company or its Subsidiaries’ products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification, linkage, protection or processing of Personal Data; and (d) all pre-market and post-market guidance issued by the FDA regarding privacy and cybersecurity.

“Public Health Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or similar Law, Order or formal recommendation by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or any other virus, infection or infectious or transmissible disease, including the Families First Coronavirus Response Act and the CARES Act.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Release” shall mean any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representative” shall mean with respect to any Person, its directors, officers or other employees, Affiliates, or any investment banker, attorney or other agent or representative retained by such Person.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, or any successor statute, rules or regulations thereto.

“Software” shall mean all (a) software, firmware, computer programs and applications (whether in source code, object code or other form), (b) algorithms, models and methodologies, and any software implementations thereof, (c) databases, and (d) documentation, specifications, protocols, development tools and other technology, used in supporting any of the foregoing categories.

“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a bona fide, written Acquisition Proposal that did not result from a material breach of Section 6.2 for an Acquisition Transaction on terms that the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor(s), to be (a) more favorable to the Company Stockholders, from a financial point of view, than the terms of the Offer and Merger (including any changes to the terms and conditions of this Agreement and the CVR Agreement proposed by Parent in writing in a binding offer in response to such proposal) and (b) reasonably likely to be consummated in accordance with its terms, in the case of each of clauses (a) and (b), taking into account all financial, regulatory, legal, financing and other aspects and terms of such Acquisition Proposal that the Company Board deems relevant and the Person making such Acquisition Proposal; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “fifty percent (50%).”

“Tax” shall mean any tax or similar duty, fee, charge or assessment thereof imposed by a Governmental Authority, in each case in the nature of a tax, including any interest, penalties and additions imposed with respect to such amount.

“Tax Return” shall mean any report, declaration, return, information return, or statement required or permitted to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Transactions” shall mean the Offer, the Merger and the other transactions contemplated by this Agreement and by the CVR Agreement.

“Valuation Point” means each Milestone Notice Date (as defined in the CVR Agreement).

“Willful Breach” shall mean a material breach of a covenant or obligation set forth in this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would cause or constitute such material breach of a covenant or obligation set forth in this Agreement.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
2023 Bonus Plan	7.9(b)
Accepted Company Shares	3.7(a)(ii)
Agreement	Preamble
Anti-Bribery Laws	4.22(a)
Antitrust Clearance Condition	Annex A
Balance Sheet Date	1.1
Burdensome Condition	7.2(a)
Canceled Company Shares	3.7(a)(ii)
Capitalization Date	4.2(a)
Cash Amount	Recitals
Certificate of Merger	3.2
Certificates	3.8(c)(i)

Change of Recommendation/Termination Notice	6.3(c)
Closing	3.3
Closing Date.	3.3
Collaboration Agreement	4.19(a)(v)
Company	Preamble
Company Board Recommendation	6.3(a)
Company Board Recommendation Change	6.3(b)
Company Compensation Committee	4.23
Company Disclosure Letter	Article IV
Company Equity Award Schedule	4.2(b)
Company SEC Reports	4.7(a)
Company Securities	4.2(c)
Company Shares	Recitals
Confidentiality Agreement	10.4
Covered Entity	4.20(j)
CVR	Recitals
CVR Agreement	Recitals
D&O Indemnified Party	7.8(a)
Data	1.1
Depository Agent	3.8(a)
DGCL	Recitals
Dissenting Company Shares	3.7(c)(i)
Effect	1.1
Effective Time	3.2
Employment Compensation Arrangement	4.23
Enforceability Exceptions	4.4
Environmental Permits	4.16
Exchange Fund	3.8(b)
Existing Payment Period	3.7(h)
Expiration Time	2.1(d)(i)
FDCA	4.20(a)
Foreign Antitrust Laws	4.6
French Tax Code	10.14
GDPR	1.1
Internet Properties	1.1
Inventions	1.1
Leased Real Property	4.18(b)
Material Contract	4.19(a)
Medical Device	4.20(a)
Merger	Recitals
Merger Consideration	3.7(a)(i)
Merger Sub	Preamble
Milestone Option Amount	3.7(d)(ii)
Minimum Condition	2.1(a)(i)
Money Laundering Laws	4.22(b)
New Plans	7.9(c)

No Antitrust Proceedings Condition	Annex A
No Legal Restraint Condition	Annex A
Offer	Recitals
Offer Documents	2.1(f)(i)
Offer Price	Recitals
Offer to Purchase	2.1(a)
Old Plans	7.9(c)
Option Consideration	3.7(d)
Owned Real Property	4.18(a)
Parent	Preamble
Paying Agent	3.8(a)
Proprietary Information	1.1
PSU Consideration	3.7(f)
Real Property	4.18(a)
Real Property Leases	4.18(b)
Regulatory Permits	4.20(i)
Remedy Action	7.2(a)
Rights Agent	Recitals
RSU Consideration	3.7(e)
Schedule TO	2.1(f)(i)
Schedule 14D-9	2.2(a)
Social Security Act	4.20(e)
Subsidiary Securities	4.2(e)
Surviving Corporation.	3.1
Termination Condition	Annex A
Termination Date	9.1(b)(i)
Termination Fee	9.3(b)
Trademarks	1.1
Uncertificated Shares	3.8(c)(ii)
Works of Authorship	1.1

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(g) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(h) References to “$” and “dollars” are to the currency of the United States of America.

(i) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(j) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k) Except as otherwise specified, (i) references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person, and (iii) references from or through any date mean from and including or through and including, respectively.

(l) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded.

(m) Where used with respect to information, the phrases “delivered” or “made available” to Parent or Merger Sub or its Representatives mean that material has been posted in any “data room” (virtual or otherwise) or file sharing service established by the Company and made available to Parent or Merger Sub or its Representatives at least one (1) day prior to the date hereof.

(n) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(o) The word “will” shall be construed to have the same meaning as the word “shall.”

(p) The word “or” shall be disjunctive but not exclusive.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Terms and Conditions of the Offer. Provided that this Agreement shall not have been terminated pursuant to Article IX, as promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the offer to purchase any and all of the outstanding Company Shares at a price per Company Share, subject to the terms of Section 2.1(c), equal to the Offer Price. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to the Company Stockholders and contains the terms and conditions set forth in this Agreement and in Annex A. The obligation of Merger Sub to, and of Parent to cause Merger Sub to, irrevocably accept for payment and pay for any Company Shares tendered pursuant to the Offer shall be subject only to:

(i) the condition (the “Minimum Condition”) that, as of immediately prior to the Expiration Time, there be validly tendered and not withdrawn in accordance with the terms of the Offer, and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL), a number of Company Shares that, together with the Company Shares then owned by Parent, Merger Sub and their respective Affiliates (if any), represents at least one (1) Company Share more than 50% of the then-outstanding Company Shares; and

(ii) the other conditions set forth in Annex A.

(b) Waiver of Conditions. Merger Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer;provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company, Merger Sub may not (and Parent shall not permit Merger Sub to) (i) waive or modify the Minimum Condition, the No Legal Restraint Condition, the No Antitrust Proceedings Condition or the Termination Condition, (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Cash Amount or the number of Company Shares sought in the Offer, (C) extends the Offer or the Expiration Time or terminates the Offer, except as permitted or required by Section 2.1(d), (D) imposes conditions to the Offer other than those set forth in Annex A, (E) amends any term or condition of the Offer in any manner that is materially adverse to the Company Stockholders, or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other Transactions, (F) decreases the number of CVRs to be issued per Company Share or (G) amends or purports or seeks to amend any term of the CVR or the CVR Agreement in any manner that is adverse to any Company Stockholder, or (iii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(c) Adjustments to the Offer Price. Subject to the terms of this Agreement, the Offer Price shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Shares or securities convertible into or exchangeable into or exercisable for Company Shares, occurring on or after the date hereof and prior to the Acceptance Time, so as to provide any Company Stockholder the same economic effect as contemplated by this Agreement prior to such event; provided that, in any case, nothing in this Section 2.1(c) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(d) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at 11:59 p.m., New York time, at the end of the day on the date that is twenty (20) Business Days (calculated pursuant to Rule 14d-1(g) under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) (as such date and time may be extended, the “Expiration Time”). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii) Notwithstanding the provisions of Section 2.1(d)(i) or anything to the contrary set forth in this Agreement, unless this Agreement has been terminated pursuant to Article IX:

(A) Merger Sub shall extend the Offer for the minimum period required by any Law or Order, or any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ, in any such case that is applicable to the Offer;

(B) in the event that any of the conditions to the Offer set forth on Annex A, other than the Minimum Condition, are not satisfied or waived (if permitted hereunder) as of any then-scheduled expiration of the Offer, Merger Sub may (and, if requested by the Company, shall, and Parent shall cause Merger Sub to) extend the Offer for one or more successive extension periods of up to ten (10) Business Days each (or any longer period as may be approved in advance by the Company) in order to permit the satisfaction of all of the conditions to the Offer; and

(C) in the event that all of the conditions to the Offer set forth on Annex A have been satisfied or waived (if permitted hereunder), except that the Minimum Condition has not been satisfied, as of any then-scheduled expiration of the Offer, Merger Sub may (and, if requested by the Company, shall, and Parent shall cause Merger Sub to) extend the Offer for one or more successive extensions of ten (10) Business Days each (or any longer period as may be approved in advance by the Company), it being understood and agreed that Merger Sub shall not be required to extend the Offer pursuant to this clause (C) on more than three (3) occasions, but may, in its sole discretion, elect to do so; provided, however, that (x) the foregoing clauses (A), (B) or (C) of this Section 2.1(d)(ii) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to and in accordance with the terms of Article IX and (y) in no event shall Merger Sub be required to extend the Offer beyond the Termination Date.

(iii) Neither Parent nor Merger Sub shall extend the Offer in any manner other than pursuant to and in accordance with the provisions of Section 2.1(d)(ii) without the prior written consent of the Company.

(iv) Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then-scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Merger Sub shall (and Parent shall cause Merger Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(v) Notwithstanding any other provision in this Agreement to the contrary, in no event shall Parent or Merger Sub extend the Offer beyond the Termination Date without the prior written consent of the Company.

(vi) If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is validly terminated in accordance with Article IX prior to the Acceptance Time, Merger Sub shall, and Parent shall cause Merger Sub to, promptly return or cause to be returned all tendered Company Shares to the registered holders thereof.

(e) Payment for Company Shares. On the terms and subject to the conditions set forth in this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to), at or as promptly as practicable following the Expiration Time (as it may be extended in accordance with Section 2.1(d)(ii)), but in any event within one (1) Business Day thereof, irrevocably accept for payment, and, promptly following the Acceptance Time, pay for, all Company Shares that are validly tendered and not validly withdrawn pursuant to the Offer; provided that with respect to Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, Merger Sub shall be under no obligation to make any payment for such Company Shares unless and until such Company Shares are delivered in settlement or satisfaction of such guarantee. Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay the Cash Amount for any Company Shares that Merger Sub becomes obligated to purchase pursuant to the Offer and this Agreement. For the avoidance of doubt, Merger Sub shall not, without the prior written consent of the Company, accept for payment or pay for any Company Shares if, as a result, Merger Sub would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition. The Cash Amount payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, without interest and less any applicable withholding Taxes payable in respect thereof pursuant to applicable Law. The Company shall register the transfer of any Company Shares irrevocably accepted for payment effective immediately after the Acceptance Time.

(f) Schedule TO; Offer Documents. Prior to 4:00 p.m., New York City time, on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Merger Sub shall:

(i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer in accordance with Rule 14d-3(a) promulgated under the Exchange Act, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other required or customary ancillary documents and exhibits, in each case, in respect of the Offer (together with any supplements or amendments thereto, the “Offer Documents”);

(ii) deliver a copy of the Offer Documents to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iii) cause the Offer Documents to be disseminated to the Company Stockholders as and to the extent required by applicable Law (including the Exchange Act).

(g) Review; Comment Period. Parent and Merger Sub shall cause the Schedule TO and the Offer Documents to comply as to form in all material respects with the requirements of applicable Law. The Company shall promptly furnish in writing to Parent and Merger Sub all information concerning the Company, its Subsidiaries, the Company Stockholders and the directors and officers of the Company that is required by applicable Law or is reasonably requested by Parent to be included in the Schedule TO or the Offer Documents. Parent, Merger Sub and the Company shall cooperate in good faith to determine the information regarding the Company, its Subsidiaries, the Company Stockholders and the directors and officers of the Company that is necessary to include in the Schedule TO and the Offer Documents in order to satisfy applicable Law. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Schedule TO or the Offer Documents if and to the extent such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case, as and to the extent required by applicable Law, or by the SEC or its staff or NASDAQ. Unless the Company Board has effected a Company Board Recommendation Change, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board has effected a Company Board Recommendation Change, Parent and Merger Sub shall provide in writing to the Company and its counsel any and all written comments or other substantive communications (and shall describe any oral comments or other substantive oral communications) that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after such receipt, and unless the Company Board has effected a Company Board Recommendation Change, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including by providing a reasonable opportunity for the Company and its counsel to review and comment on any such response, which comments Parent and Merger Sub shall consider reasonably and in good faith).

(h) CVR Agreement. At or prior to the Acceptance Time, Parent shall duly authorize, execute and deliver, and shall ensure that the Rights Agent duly authorizes, executes and delivers, the CVR Agreement with such changes thereto as the Rights Agent may reasonably request to which the Company consents in writing (such consent not to be unreasonably withheld, delayed or conditioned).

2.2 Company Actions.

(a) Schedule 14D-9. The Company shall (i) file with the SEC, concurrently with the filing by Parent and Merger Sub of the Schedule TO and the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) containing, except as provided in Section 6.3, the Company Board Recommendation and a notice of appraisal rights in accordance with Section 262 of the DGCL and (ii) take all steps necessary to disseminate the Schedule 14D-9 promptly after commencement of the Offer to the Company Stockholders as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable U.S. federal securities Laws. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the Company Stockholders together with the Offer Documents. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with the requirements of applicable Law. Each of Parent and Merger Sub shall promptly furnish in writing to the Company all information concerning Parent and Merger Sub that is required by applicable Law or is reasonably requested by the Company to be included in the Schedule 14D-9. Parent, Merger Sub and the Company shall cooperate in good faith to determine the information regarding Parent and Merger Sub that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Law. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it or any of its respective Representatives for use in the Schedule 14D-9 if and to the extent such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case, as and to the extent required by applicable Law, or by the SEC or its staff or NASDAQ. Unless the Company Board has effected a Company Board Recommendation Change and except in connection with any communication pursuant to Rule 14d-9(f) of the Exchange Act, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board has effected a Company Board Recommendation Change and except in connection with any communication pursuant to Rule 14d-9(f) of the Exchange Act, the Company shall provide in writing to Parent, Merger Sub and their counsel any and all written comments or other substantive communications (and shall orally describe any oral comments or other substantive oral communications) that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and unless the Company Board has effected a Company Board Recommendation Change and except in connection with any communication pursuant to Rule 14d-9(f) of the Exchange Act, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including by providing a reasonable opportunity for Parent, Merger Sub and their counsel to review and comment on any such response, which comments the Company shall consider reasonably and in good faith). The Company hereby consents to the inclusion in the Offer Documents of the determinations and approvals of the Company Board set forth in the final sentence of Section 4.4 and the Company Board Recommendation, unless the Company Board has effected a Company Board Recommendation Change in accordance with the terms of Section 6.3.

(b) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, furnish Parent and Merger Sub with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date (which shall not be more than ten (10) Business Days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated), of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub (and their respective agents) shall (i) hold in confidence in accordance with the Confidentiality Agreement the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions, (ii) use such information only in connection with the Offer and the Merger and (iii) if this Agreement or the Offer is terminated, promptly return (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company or destroy any and all copies and any extracts or summaries from such information then in their possession or control.

(c) Unless Parent and Merger Sub otherwise consent in writing, the Company shall not, and shall not permit any of its Subsidiaries to, tender in the Offer any Company Shares owned by the Company or any of its Subsidiaries.

ARTICLE III

THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Merger shall be effected pursuant to Section 251(h) of the DGCL as soon as practicable following the Acceptance Time. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

3.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and shall take such further actions as may be required to make the Merger effective. The Merger shall become effective at the time and day of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

3.3 The Closing. The consummation of the Merger (the “Closing”) shall take place by electronic exchange of signatures and documents as soon as practicable following (but in any event no later than the Business Day after) the Acceptance Time and the satisfaction (or waiver, if permitted by applicable Law) of the last to be satisfied of the conditions set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL, including Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

3.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 7.8(a), the certificate of incorporation of the Company shall be amended and restated in its entirety to read in its entirety as set forth on Exhibit B hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 7.8(a), the bylaws of the Company shall be amended and restated in its entirety to be in the form of the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be ABIOMED, Inc.), and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or in accordance with applicable Law.

3.6 Directors and Officers.

(a) Directors. The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Officers. The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the initial officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

3.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Shares. Each Company Share that is outstanding immediately prior to the Effective Time (excluding (A) Canceled Company Shares, (B) Accepted Company Shares and (C) any Dissenting Company Shares) shall be automatically converted into the right to receive the Offer Price (the “Merger Consideration”), without interest thereon and less any applicable withholding Taxes pursuant to Section 3.8(e) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.10).

(ii) Excluded Company Shares. Each Company Share (A) owned by Parent, Merger Sub or the Company (or held in the Company’s treasury), or by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub, in each case, at the commencement of the Offer and immediately prior to the Effective Time (“Canceled Company Shares”) or (B) irrevocably accepted for purchase pursuant to the Offer (“Accepted Company Shares”), shall, in each case, be canceled and extinguished without any conversion thereof or consideration paid therefor at the Effective Time by virtue of the Merger (other than, for the avoidance of doubt and without duplication, any consideration that remains payable with respect to any such Accepted Company Shares pursuant to the Offer).

(iii) Capital Stock of Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter be deemed for all purposes to evidence ownership of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Adjustment to the Merger Consideration. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Shares or securities convertible into or exchangeable into or exercisable for Company Shares, occurring on or after the Acceptance Time and prior to the Effective Time, the Merger Consideration, the Option Consideration, the PSU Consideration and the RSU Consideration shall be equitably adjusted so as to provide any Company Stockholder and any holder of Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that, in any case, nothing in this Section 3.7(b) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who are entitled to demand and have properly and validly demanded their statutory rights of appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Company Shares”), shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 3.7(a), but instead such holder will be entitled to receive such consideration as may be determined to be due to such holder of Dissenting Company Shares pursuant to Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or otherwise lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon and less any applicable withholding Tax pursuant to Section 3.8(e), upon surrender of such Company Shares in the manner provided in Section 3.8.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d) Company Options. Each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive (collectively, the “Option Consideration”):

(i) with respect to each In-the-Money Option, (i) an amount in cash (without interest) equal to the product of (A) the aggregate number of Company Shares underlying such In-the-Money Option immediately prior to the Effective Time, and (B) the excess, if any, of (x) the Cash Amount over (y) the per share exercise price of such In-the-Money Option, which amount shall be paid in accordance with Section 3.7(g), and (ii) one (1) CVR for each Company Share underlying such Company Option immediately prior to the Effective Time; and

(ii) with respect to each Out-of-the-Money Option, upon each Valuation Point which occurs after the Effective Time, an amount in cash (without interest) equal to the product of (A) the aggregate number of Company Shares underlying such Out-of-the-Money Option immediately prior to the Effective Time, and (B) (I) the excess, if any, of (x) the Per Share Value Paid as of such Valuation Point over (y) the per share exercise price of such Out-of-the-Money Option, less (II) the amount of all payments previously received with respect to such Out-of-the-Money Option pursuant to this Section 3.7(d)(ii) (the “Milestone Option Amount”), which amount shall be paid in accordance with Section 3.7(g). Notwithstanding anything herein to the contrary, in the event no contingent payment shall become payable with respect to the CVRs under the CVR Agreement, then no payment shall be made hereunder in respect of any Out-of-the-Money Option following the Effective Time, and any such Out-of-the-Money Option shall be canceled for no consideration in exchange therefor.

(e) Company RSU Awards. Each Company RSU Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive (i) an amount in cash (without interest) equal to the product of (A) the aggregate number of Company Shares underlying such Company RSU Award immediately prior to the Effective Time and (B) the Cash Amount, which amount shall be paid in accordance with Section 3.7(g), and (ii) one (1) CVR for each Company Share underlying such Company RSU Award immediately prior to the Effective Time (collectively, the “RSU Consideration”).

(f) Company PSU Awards. Each Company PSU Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive (i) an amount in cash (without interest) equal to the product of (A) the aggregate number of Company Shares underlying such Company PSU Award immediately prior to the Effective Time (assuming attainment of (1) the actual level of performance for performance metrics for which the relevant performance period has been completed as of the Closing Date and (2) the maximum level of performance under the terms of the applicable award agreement as in effect on the date hereof for performance metrics for which the relevant performance period has not been completed as of the Closing Date (subject, in the case of

Company PSU Awards granted to the Chief Executive Officer of the Company, to a maximum level of performance of 200% of the target level of performance)) and (B) the Cash Amount, which amount shall be paid in accordance with Section 3.7(g), and (ii) one (1) CVR for each Company Share underlying such Company PSU Award immediately prior to the Effective Time (assuming attainment of (1) the actual level of performance for performance metrics for which the relevant performance period has been completed as of the Closing Date and (2) the maximum level of performance under the terms of the applicable award agreement as in effect on the date hereof for performance metrics for which the relevant performance period has not been completed as of the Closing Date (subject, in the case of Company PSU Awards granted to the Chief Executive Officer of the Company, to a maximum level of performance of 200% of the target level of performance)) (collectively, the “PSU Consideration”). Section 3.7(f) of the Company Disclosure Letter sets forth for each Company PSU Award outstanding as of the date hereof, the number of Company Shares that would be subject to clause (A) of the foregoing if the Closing Date was the date hereof.

(g) Payment in Respect of Company Equity Awards. As soon as reasonably practicable after the Effective Time (but no later than ten (10) Business Days after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation or its applicable Subsidiary the aggregate cash component of each of the Option Consideration (excluding any cash amounts that may become payable in respect of any Out-of-the-Money Option), RSU Consideration and PSU Consideration, with such amounts to be paid net of any withholding Taxes required to be deducted and withheld by applicable Laws. As soon as reasonably practicable following each Valuation Point (but in any event no later than ten (10) Business Days thereafter), Parent shall, or shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation or its applicable Subsidiary, the Milestone Option Amount, if any, in respect of each Out-of-the-Money Option, with any such amounts to be paid net of any withholding Taxes required to be deducted and withheld by applicable Laws. Notwithstanding the foregoing, to the extent that any such amounts relate to a Company Equity Award that is nonqualified deferred compensation subject to Section 409A of the Code, Parent, the Surviving Corporation or the applicable Subsidiary shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Equity Award and that will not trigger a Tax or penalty under Section 409A of the Code.

(h) Company ESPP. Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company ESPP) shall take all actions as it deems necessary or appropriate to ensure that (i) no Payment Period (as defined in the Company ESPP) under the Company ESPP shall be commenced on or after the date of this Agreement, (ii) beginning on the date of this Agreement, no new participants may join the Company ESPP during the Payment Period in existence under the Company ESPP as of the date of this Agreement (such payment period, the “Existing Payment Period”), (iii) beginning on the date of this Agreement, no participant may increase the amount of his or her payroll deductions with respect to the Existing Payment Period, (iv) if the Acceptance Time shall occur prior to the end of the Existing Payment Period, all participant contributions under the Company ESPP shall be used to purchase Company Shares two (2) Business Days prior to the Acceptance Time in accordance with the terms of the Company ESPP as if such date was the last day of the Existing Payment Period and (v) the Company ESPP shall terminate in its entirety on the Closing Date and no further rights shall be granted or exercised under the Company ESPP thereafter.

(i) Company Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plan and Company ESPP) shall adopt such resolutions and take such other actions as may be necessary to effectuate the treatment of the Company Equity Awards and the Company ESPP pursuant to this Section 3.7. The Company shall take all actions necessary to ensure that from and after the Effective Time, none of Parent, Merger Sub or the Surviving Corporation will be required to deliver Company Shares to any Person pursuant to, upon exercise or in settlement of Company Equity Awards or in respect of the Company ESPP.

3.8 Payment for Company Securities; Exchange of Certificates.

(a) Paying Agent. Prior to the Acceptance Time, Parent shall designate and appoint a nationally recognized, reputable U.S. bank or trust company (the identity of which shall be subject to the reasonable prior approval of the Company) to act as depository agent for the Company Stockholders to receive the funds to which such Company Stockholders shall become entitled pursuant to Section 2.1(e) at the Acceptance Time (the “Depository Agent”) and as the paying agent for the Company Stockholders to receive the funds to which such Company Stockholders shall become entitled pursuant to Section 3.7(a)(i) at the Effective Time (the “Paying Agent”).

(b) Exchange Fund. At or immediately after the Effective Time, Parent shall deposit (or cause to be deposited) with the Depository Agent cash sufficient to make payment to the Company Stockholders pursuant to the provisions of Section 2.1(e) and with the Paying Agent, cash sufficient to make payment to the Company Stockholders pursuant to the provisions of Section 3.7(a)(i) (which, for the avoidance of doubt, shall not include the Option Consideration, the PSU Consideration or the RSU Consideration) (collectively, such deposits with the Depository Agent and with the Paying Agent, the “Exchange Fund”). For the avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. Until disbursed in accordance with the terms and conditions of this Agreement, funds in the Exchange Fund shall be invested by the Paying Agent, as reasonably directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation in accordance with Section 3.8(g) and Parent or the Surviving Corporation shall be responsible for any income taxes on such interest and other income. No investment or losses thereon shall affect the consideration to which holders of Company Shares are entitled under this Article III and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by this Article III, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Article III. The Exchange Fund shall not be used for any purpose other than as expressly provided in this Agreement.

(c) Payment Procedures.

(i) With respect to any certificate which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”), Parent and the Surviving Corporation shall cause the Paying Agent to mail, promptly following the Effective Time (but in no event later than the fifth (5th) Business Day thereafter), to each holder of record (as of immediately prior to the Effective Time) of such Certificates (A) a letter of transmittal in customary form reasonably satisfactory to the Company and Parent, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Upon surrender of Certificates (or affidavits of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time the Cash Amount payable for each Company Share represented by such Certificate pursuant to Section 3.7 (less any applicable withholding Tax pursuant to Section 3.8(e)), and the Certificates so surrendered shall forthwith be canceled.

(ii) With respect to non-certificated Company Shares represented in book-entry form (the “Uncertificated Shares”), Parent shall cause the Paying Agent to pay and deliver the Cash Amount payable therefor (less any applicable withholding Tax pursuant to Section 3.8(e)), in each case promptly following the Effective Time and upon surrender thereof to the Paying Agent by receipt of an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) (but in no event later than the fifth (5th) Business Day thereafter). The Company and Parent shall cooperate to, and Parent shall cause the Paying Agent to, (A) deliver to DTC or its nominees, or to holders of Uncertificated Shares, in each case to the extent applicable or required, any notice with respect to the effectiveness of the Merger and any instructions for surrendering Uncertificated Shares and (B) establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of Company Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Cash Amount payable for each such Uncertificated Share pursuant to Section 3.7.

(iii) The Paying Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 3.8. Until so surrendered, outstanding Certificates and Uncertificated Shares (other than Certificates and Uncertificated Shares representing any Canceled Company Shares or Dissenting Company Shares) shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, less any applicable withholding Tax pursuant to Section 3.8(e), payable in respect thereof pursuant to the provisions of this Article III.

(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration (including payment in the form of or with respect to any CVR) is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for any such Taxes in the circumstances described in this Section 3.8(d).

(e) Required Withholding. Each of the Paying Agent, the Rights Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement (or pursuant to any CVRs issued in respect of Company Shares or Company Equity Awards pursuant to the CVR Agreement) to any holder or former holder of Company Shares and Company Equity Awards such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws (including with respect to any amounts treated as interest under Section 483 of the Code). Parent shall reasonably cooperate with the Company to obtain any affidavits, certificates and other documents as may reasonably be expected to afford to the Company and its stockholders reduction of or relief from such deduction or withholding. To the extent that such amounts are so deducted and withheld, each such payor shall take all action as may be necessary to ensure any such amounts so withheld are timely and properly remitted to the appropriate Governmental Authority. Any amounts deducted and withheld under this Agreement that are timely and properly remitted to the appropriate Governmental Authority shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Company Shares at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (including any interest or other amounts earned with respect thereto) that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholders who have not theretofore surrendered their Certificates or Uncertificated Shares representing such Company Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 3.8 shall thereafter look for payment of the Merger Consideration, payable in respect of the Company Shares formerly represented by such Certificates or Uncertificated Shares, solely to Parent or the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III.

3.9 No Further Ownership Rights in Company Shares. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and (a) each holder of a Certificate or Uncertificated Shares theretofore representing any Company Shares (other than Dissenting Company Shares or Canceled Company Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 3.8 (or, for the avoidance of doubt and without duplication, any consideration that remains payable with respect to any Accepted Company Shares pursuant to the Offer), (b) each holder of any Dissenting Company Shares shall cease to have any rights with respect thereto, except the rights specified in Section 3.7(c) and (c) each holder of any Canceled Company Shares shall cease to have any rights with respect thereto. The Merger Consideration or the consideration specified in Section 3.7(c), as applicable, paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed, and thereafter there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

3.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates which immediately prior to the Effective Time represented outstanding Company Shares that were converted into the right to receive the Merger Consideration pursuant to Section 3.7 shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of a customary affidavit of that fact by the holder thereof, in the form and substance as reasonably requested by the Paying Agent, the Merger Consideration payable in respect thereof pursuant to Section 3.7; provided, however, that the Paying Agent, Parent or the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a customary indemnity (which may include the posting of a bond in a reasonable amount) against any claim that may be made against Parent, the Surviving Corporation, the Paying Agent or any of their respective Affiliates with respect to the Certificates alleged to have been lost, stolen or destroyed.

3.11 Necessary Further Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under, or duty or obligation with respect to, any of the property, rights, privileges, powers or franchises, or any of the debts or Liabilities, of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or Liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) or (b) any Company SEC Reports filed with or furnished to the SEC since April 1, 2020 and publicly available prior to the date hereof (excluding any disclosure under the heading “Risk Factors” or “Special Note Regarding Forward-Looking Statements” (or other disclosures to the extent predictive, cautionary or forward-looking in nature)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Organization and Qualification.

(a) The Company is duly organized and validly existing under the Laws of the State of Delaware. Each of the Company’s Subsidiaries is duly organized and validly existing under the Laws of its respective jurisdiction of incorporation. The Company is in good standing under the laws of the State of Delaware and has all corporate power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and conduct its business as currently conducted, except in each case for such failure to be in good standing or have such power and authority that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. Each of the Company’s Subsidiaries is in good standing under the laws of its respective jurisdiction of incorporation or organization (to the extent such concepts are recognized in the applicable jurisdiction) and has all corporate or similar power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and to conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. The Company is not in violation of its certificate of incorporation or bylaws, and no Subsidiary of the Company is in violation of its certificate of incorporation or bylaws (or similar governing documents) in any material respect.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 Company Shares and 1,000,000 shares of Company Preferred Stock. As of the close of business on October 28, 2022 (the “Capitalization Date”), (i) 45,097,340 Company Shares were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding and (iii) 3,327,821 Company Shares were held by the Company in its treasury. From the Capitalization Date to the execution of this Agreement, the Company has not issued any Company Shares except pursuant to the exercise of the purchase rights under the Company ESPP, the exercise of Company Options or the settlement of Company RSU Awards or Company PSU Awards outstanding as of the Capitalization Date in accordance with their terms. All of the outstanding Company Shares, (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) are free of any preemptive rights or any similar right created by applicable Law, the organizational documents of the Company or any agreement to which the Company is a party or otherwise bound.

(b) As of the close of business on the Capitalization Date, (i) 576,703 Company Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Stock Plan, (ii) 268,298 Company Shares were subject to issuance pursuant to Company RSU Awards granted and outstanding under the Company Stock Plan, (iii) 232,608 and 348,036 Company Shares were subject to issuance pursuant to Company PSU Awards granted and outstanding under the Company Stock Plan (assuming each of target and maximum achievement of all performance goals), (iv) 2,562,504 Company Shares were reserved for future issuance under the Company Stock Plan and (v) 4,631 Company Shares could be acquired with accumulated payroll deductions under the Company ESPP (assuming that the market price of a Company Share is equal to the Offer Price). Section 4.2(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of the name of each holder of Company Equity Awards, the number of Company Shares subject to each outstanding Company Equity Award (assuming, if applicable, the target and maximum achievement of all performance goals) held by such holder, the grant or issuance date of each such Company Equity Award, the exercise price, whether each Company Option is intended to be an “incentive stock option” (as defined in Section 422 of the Code) and the expiration date of each Company Option (the “Company Equity Award Schedule”). The Company shall provide Parent with an updated Company Equity Award Schedule within three (3) Business Days prior to the anticipated Closing to reflect any changes occurring between the Capitalization Date and the applicable date of delivery. With respect to each Company Option, the per share exercise price was equal to the fair market value (within the meaning of Section 409A of the Code) of a Company Share on the date of grant and each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. Each Company Equity Award and the Company ESPP may by its terms be treated at the Effective Time as set forth in Section 3.7.

(c) Except for the Company Equity Awards set forth in Section 4.2(b) above, there are on the date hereof no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable for or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), capital stock or voting securities or other ownership interests in the Company (or, in each case, the economic equivalent thereof), (iii) obligations requiring the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the shares of capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Shares.

(d) There are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(e) The Company or another of its Subsidiaries is the record and beneficial owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company, free and clear of any Lien (other than Permitted Liens), which shares (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) are free of any preemptive rights or any similar right created by applicable Law, the organizational documents of any applicable Subsidiary or any agreement to which the Company or any Subsidiary is a party or otherwise bound, and there are no irrevocable proxies with respect to any such shares. As of the date hereof, with respect to each Subsidiary of the Company, there are no securities, options, warrants, rights or other agreements or commitments or obligations, in each case, of the type described in clauses (i), (ii) and (iii) of the definition of Company Securities, with respect to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (together with the shares of capital stock of the Subsidiaries of the Company, the “Subsidiary Securities”).

(f) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(g) No Company Shares (or other equity or ownership interests, including any security or other Contract convertible into or exchangeable for any such equity or ownership interest) are held by any Subsidiary of the Company.

4.3 Subsidiaries. Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation and the percentage of the outstanding equity interests of each such Subsidiary owned by the Company, each of the other Subsidiaries of the Company and any third parties. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, or as otherwise set forth on Section 4.3(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest, or any interest convertible into, exercisable for or exchangeable for any of the foregoing, in any Person.

4.4 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 5.6, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 5.6, the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (collectively, the “Enforceability Exceptions”). The Company Board, at a meeting duly called and held prior to the date hereof, has: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement and consummate the Transactions, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer.

4.5 Stockholder Approval. Following the Acceptance Time, assuming satisfaction of the Minimum Condition, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement and approve the Merger.

4.6 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder nor the consummation of the Transactions will (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries; (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as may be required under the HSR Act or any applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ; (c) violate, conflict with, or result in a breach of any provisions of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or result in the loss of a material benefit or rights under any such Contract; (d) result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens or a Lien created by Parent or Merger Sub); or (e) violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, except, in the case of clauses (b) through (e), inclusive, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

4.7 Reports; Financial Statements; Internal Controls and Procedures.

(a) Since April 1, 2020, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by it with the SEC (as amended or supplemented since the time of filing, the “Company SEC Reports”), all of which have complied as of their respective filing dates or, to the extent amended, supplemented or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last amendment, supplement or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of their respective dates (or, to the extent amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement), none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. The Company has made available to Parent all correspondence with the SEC since April 1, 2020 through the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited and unaudited consolidated financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act or except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments).

(c) The Company maintains, and at all times since April 1, 2020, has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 31, 2022, and, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, that assessment concluded that those controls were effective.

(d) The Company maintains, and at all times since April 1, 2020, has maintained disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ.

(f) Except for matters resolved prior to the date hereof, since April 1, 2020, (i) none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees, auditors, accountants or other Representatives has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practice, except as would not, individually or in the aggregate, reasonably be expected to be material to the preparation or accuracy of the Company’s financial statements and (ii) neither the Company nor any of its Subsidiaries has had any “material weakness” or “significant deficiency” that has not been resolved to the satisfaction of the Company’s auditors.

4.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, except (a) for liabilities that are reflected or reserved against in the Balance Sheet, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) for performance obligations on the part of the Company or any of its Subsidiaries pursuant to the terms of any Material Contract (other than liabilities or obligations due to breaches thereunder), (d) as incurred pursuant to the terms of this Agreement and (e) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.9 Absence of Certain Changes.

(a) Since March 31, 2022, the Company and its Subsidiaries have not suffered any Company Material Adverse Effect.

(b) Since March 31, 2022 and until the date of this Agreement, (i) other than as a result of Public Health Measures, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement and (ii) neither the Company nor any of its Subsidiaries has taken any action that would constitute a breach of Section 6.1(y)(v), (vi), (vii), (viii), (xi), (xii), or (xv) (or Section 6.1(y)(xvii) with respect to any of the foregoing) had such action been taken after the date of this Agreement.

4.10 Schedule TO; Schedule 14D-9.

(a) The Schedule 14D-9, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the commencement of the Offer and at the Acceptance Time, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub or any of their Representatives specifically for inclusion or incorporation by reference in the Schedule 14D-9.

(b) None of the information provided or to be provided in writing by or on behalf of the Company or any of its Representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.11 Brokers; Certain Expenses. No broker, finder, investment banker or financial advisor is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the Transactions based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.

4.12 Employee Benefit and Employee Matters.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Plan. With respect to each material Plan, to the extent applicable, true, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all documents constituting such Plan, including amendments thereto, or a written summary in the case of any unwritten Plan and any related trust agreements; (ii) the most recent annual report on Form 5500 filed with respect to each such Plan for which a Form 5500 filing is required by applicable Law; (iii) the most recent summary plan description for each such Plan and all related summaries of material modifications; (iv) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Plan; and (v) any material correspondence with the Department of Labor, the IRS or any other Governmental Authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has either received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status and there are no facts or circumstances that could reasonably be expected to adversely affect such qualification or cause the imposition of a liability, penalty or Tax under ERISA, the Code or other applicable Laws, (ii) each Plan and any related trust has been established, maintained and administered in compliance with its terms and all provisions of ERISA, the Code and other applicable Law, (iii) the Company and each of its Subsidiaries are in compliance with all Laws relating to the Plans and the provision of compensation and benefits and (iv) other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending, or to the Knowledge of the Company, threatened, against any Plan or asserting any rights to or claims for benefits under any Plan.

(c) No Plan is subject to Title IV or Section 402 of ERISA or Section 412 or 4971 of the Code and neither the Company nor any of its ERISA Affiliates has, in the past six (6) years, sponsored, maintained or been obligated to contribute to an employee benefit plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is, and neither the Company nor any of its ERISA Affiliates has, in the past six (6) years, contributed to, or been obligated to contribute to, (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (as defined in 29 C.F.R. Section 4001.02) or a plan subject to Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state Law) or (iv) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or other funded arrangement for the provision of welfare benefits.

(d) No Plan provides for post-retirement or other post-employment benefits (including welfare benefits), other than health care continuation coverage as required by Section 4980B of the Code or any similar Law or ERISA or the full cost of which is borne by the employee or former employee (or any of their beneficiaries).

(e) Except as required under this Agreement, neither the execution of this Agreement nor the consummation of the Transactions would (either alone or upon occurrence of any additional or subsequent events): (i) result in any compensation or benefits becoming due (including any retention, change in control, severance, termination, unemployment compensation or similar compensation or benefits), or increase the amount of any compensation or benefit due, to any current or former employee, director or other service provider who is a natural person of or to the Company or its Subsidiaries; (ii) accelerate the time of payment, funding or vesting of any compensation or benefits due to any current or former employee, director or other service provider who is a natural person of or to the Company or its Subsidiaries or under any Plan; (iii) directly or indirectly cause the transfer or setting aside of any material assets to fund any compensation or benefits under any Plan; or (iv) result in the payment of any amount or any benefits that could, individually or in combination with any other such payment or benefits, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code.

(f) No current or former employee, director or other service provider who is a natural person of or to the Company or its Subsidiaries is entitled to any gross-up, make-whole or other additional payment from the Company or any other Person in respect of any Tax (including federal, state, provincial, territorial, municipal, local and non-U.S. income, excise and other Taxes (including Taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

(g) All Plans that are maintained outside of the United States that provide benefits in respect of any employee of the Company or any of its Subsidiaries who is primarily based outside of the United States (i) have been maintained in accordance with all applicable Laws, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

(h) Section 4.12(h) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all employees of the Company and its Subsidiaries, including for each such employee, to the extent applicable: (i) name, position or job title, date of hire and work location; (ii) base salary and target bonus amount; (iii) part-time, full-time, temporary or other status; and (iv) expatriate status and visa status.

(i) Neither the Company nor any of its Subsidiaries is the subject of any ongoing or pending proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no ongoing, pending, or to the Knowledge of the Company, threatened, (i) labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries or (ii) effort to organize or represent the labor force of the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, and there are no labor unions or other organizations representing any employee of the Company or any of its Subsidiaries.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to employment, employment practices or labor relations, including Laws relating to discrimination, paying and withholding of Taxes, hours of work, the classification of service providers and the payment of wages or overtime wages. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no investigation or proceeding by or before any Governmental Authority or otherwise with respect to the Company or any of its Subsidiaries in relation to the employment or alleged employment of any individual is ongoing, pending or, to the Knowledge of the Company, threatened.

(k) Since April 1, 2020, the Company and its Subsidiaries have not received any complaints, claims or actions alleging sexual harassment or sexual misconduct by any employee of the Company or any of its Subsidiaries at the level of Vice President or above or member of the Company Board.

4.13 Litigation. There is no Legal Proceeding or governmental, regulatory or administrative investigation, audit or inquiry pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries that, as of the date hereof, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and as of the Closing Date, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

4.14 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), (ii) all such Tax Returns are true, correct and complete in all respects and (iii) the Company and each of its Subsidiaries have paid all Taxes due and owing by any of them (whether or not shown as due on such Tax Returns);

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no audits, examinations, assessments or other proceedings pending or threatened in writing in respect of any Taxes of the Company or any Subsidiary.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

(f) Since April 1, 2020, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify as a transaction to which Section 355 or 361 of the Code applies.

(g) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(h) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any (x) customary Tax indemnification provisions under agreements or arrangements not primarily related to Taxes or (y) agreements or arrangements solely between or among the Company and/or one or more of its Subsidiaries) or has any liability for a material amount of Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor. Neither the Company nor any of its Subsidiaries has any liability for Taxes under Section 965 of the Code.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no Liens for any Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has complied with record maintenance requirements under Section 482 of the Code and similar provisions of foreign Tax law in connection with related-party transactions among or between the Company and one or more of its Subsidiaries (or among or between its Subsidiaries).

4.15 Compliance with Law; Permits. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is, or has been since April 1, 2020, in conflict with, in default with respect to or in violation of any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected and (b) except with respect to Regulatory Permits, which are the subject of Section 4.20, and with respect to Environmental Permits, which are the subject of Section 4.16, (i) the Company and each of its Subsidiaries have all Permits required to conduct their businesses as currently conducted and such Permits are valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority threatening to revoke or suspend any such Permit and (iii) the Company and each of its Subsidiaries is in compliance with the terms of such Permits.

4.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) each of the Company and its Subsidiaries is, and has been at all times since April 1, 2020, in compliance with all applicable Environmental Laws; (b) each of the Company and its Subsidiaries has obtained and, as applicable, timely renewed or applied for, and is and has been since April 1, 2020 in compliance with, all Permits required under Environmental Laws (“Environmental Permits”); (c) there is no Legal Proceeding, governmental, regulatory or administrative investigation, audit, inquiry or action, or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any Real Property; (d) neither the Company nor its Subsidiaries has received any written notice of any Liability relating to or arising under Environmental Laws; (e) none of the Company or its Subsidiaries is conducting or funding any investigation or remedial action relating to or arising under Environmental Law; (f) to the Knowledge of the Company, there have been no Releases of or exposures to Hazardous Substances (including on or from properties currently or formerly owned, operated or leased by the Company or any of its Subsidiaries) that would reasonably be expected to form the basis of any remedial action, Order, Legal Proceeding or governmental, regulatory or administrative investigation, audit, inquiry or action relating to or arising under Environmental Laws involving the Company or any of its Subsidiaries; and (g) the Company has provided copies of all Phase I and Phase II environmental site assessments and other written environmental reports and audits, in each case, in its possession relating to the current or former real property or operations of the Company or its Subsidiaries and prepared in the past three (3) years. This Section 4.16 shall not relate to Liability or Legal Proceedings for product liability (including product defect) matters arising from the development, manufacture, testing, packaging, labelling, distribution, sale, import, export, or marketing of any Medical Device.

4.17 Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all material Company Registered Intellectual Property, together with the name of the current owner(s), the applicable jurisdictions, the application, registration or serial numbers, registrar and renewal date.

(b) Section 4.17(b) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all Company Products that are currently or are currently planned to be commercially distributed or made available that incorporate material Company Software.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(i) For each item of Company Registered Intellectual Property, (A) the Company or a Subsidiary of the Company is either (I) the sole and exclusive owner of such item or (II) a joint owner, with the identified co-owner(s), of an equal and undivided ownership interest in such item, (B) such item of Company Registered Intellectual Property is free and clear of all Liens (other than Permitted Liens) and (C) such item of Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, the issued and granted items therein are valid and enforceable. The Company and its Subsidiaries have timely made all filings and payments with Governmental Authorities as may be necessary or appropriate to preserve, maintain and protect the Company Registered Intellectual Property. Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses the rights to use, all Intellectual Property Rights necessary for, or used or held for use in, the operation of their respective businesses as currently conducted; provided, however, that the foregoing shall not be construed as a representation or warranty with respect to infringement, misappropriation or other violation of the Intellectual Property Rights of any Person.

(ii) No current or former employee or contractor of the Company or any Subsidiary of the Company owns any rights in or to any Company Intellectual Property Rights developed by such employee or contractor on behalf of the Company or any of its Subsidiaries or during the course of their employment or engagement by the Company or any of its Subsidiaries. Each employee or contractor of the Company or any Subsidiary of the Company who is or was involved in the creation, development or invention of any Intellectual Property owned by the Company or any Subsidiary of the Company executed a valid agreement containing an assignment of such employee’s or contractor’s rights to such Intellectual Property and all corresponding Intellectual Property Rights to the Company or such Subsidiary of the Company. Since the date that is three (3) years prior to the date hereof, no current or former employee or contractor of the Company or any of its Subsidiaries has made or threatened in writing to make any claim or challenge against the Company or any of its Subsidiaries in connection with his or her contribution to the discovery, creation or development of any Company Intellectual Property Rights, and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to lead to any such claim or challenge.

(iii) Since the date that is three (3) years prior to the date hereof, (A) the Company and its Subsidiaries have not received written notice from any third party challenging the validity, enforceability or, as applicable, ownership of any Company Exclusive IP, nor is the Company or its Subsidiaries currently a party to any Legal Proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property and, (B) no such challenge or Legal Proceeding has been threatened in writing against the Company or any Subsidiary of the Company. No Company Intellectual Property Rights owned by the Company or its Subsidiaries, or to the Knowledge of the Company, licensed to the Company or any of its Subsidiaries, are subject to any Order, stipulation or settlement agreement restricting the use or exploitation thereof.

(iv) Since the date that is three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any third party, and, to the Knowledge of the Company, there is no other assertion or threat from any third party, that the operation of the business of the Company or any of its Subsidiaries as is currently conducted, infringes, dilutes, misappropriates or otherwise violates the Intellectual Property Rights of any third party. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, dilute, misappropriate or otherwise violate any Intellectual Property Rights of any third party.

(v) To the Knowledge of the Company, no third party is infringing, diluting, misappropriating or otherwise violating any Company Exclusive IP. The Company and its Subsidiaries are not a party to any Legal Proceeding (i) challenging the validity, enforceability or ownership of any third-party Intellectual Property Rights or (ii) asserting that the operation of the business of any third-party, or any third party products or services, infringes, dilutes, misappropriates or otherwise violates any Company Exclusive IP.

(vi) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been used to create any Company Exclusive IP owned by, or to the Knowledge of the Company, licensed to the Company or its Subsidiaries, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining ownership rights in or licenses to use or otherwise exploit such Company Exclusive IP or the right to receive royalties.

(vii) No Company Exclusive IP incorporated into a Company Product that is currently or currently planned to be distributed or made available is subject to any obligation or condition under any Open Source License that conditions the distribution, use or availability of such Intellectual Property Rights upon (A) the disclosure, distribution or licensing of any source code for any Company Exclusive Software, (B) a requirement that any disclosure, distribution or licensing of any Company Exclusive Software be at no charge or for a reduced fee, (C) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer (other than as prohibited under Law) any Company Exclusive Software or (D) a requirement that any such Company Exclusive Software be redistributable by other licensees.

(viii) The Company and each Subsidiary of the Company have implemented commercially reasonable measures relating to their use of Open Source Software. The Company and each Subsidiary of the Company have complied with the terms and conditions of all licenses, including attribution and notice requirements, for the Open Source Software used by the Company or any Subsidiary, in the operation of their respective businesses as currently conducted or in the Company Products.

(ix) The consummation of the Transactions will not result in the loss or impairment of any right of the Company or any Subsidiary of the Company to own, use, practice or otherwise exploit any Company Intellectual Property Rights. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will, pursuant to any Contract to which the Company or any Subsidiary of the Company is a party, result in the transfer or grant by the Company or such Subsidiary of the Company to any third Person of any ownership interest in or material restriction with respect to any Company Intellectual Property Rights.

(x) Each of the Company and its Subsidiaries uses commercially reasonable efforts to protect, preserve and maintain the secrecy and confidentiality of its Company Software (other than Open Source Software) and Proprietary Information and, to the Knowledge of the Company, there has been no misappropriation or unauthorized disclosure or use of any of its Company Exclusive Software or Proprietary Information since the date that is three (3) years prior to the date hereof. Without limiting the generality of the foregoing, the Company and its Subsidiaries are in possession of the source code and object code for, and documentation applicable to, the current version, and all prior versions still commercially supported by the Company or its Subsidiaries, of Company Software included in the Company Products or the websites maintained by the Company or its Subsidiaries.

(xi) The Company Products that are commercially available, the Company Exclusive Software incorporated into the Company Products that are commercially available, and to the Knowledge of the Company, any other Company Software incorporated into the Company Products that are commercially available, and the IT Systems, as applicable, (A) operate and perform in accordance with their documentation and functional specifications and as otherwise required by the Company or any Subsidiary of the Company in connection with the conduct of its businesses, (B) operate and perform as is necessary to conduct the business of the Company and its Subsidiaries in substantially the same manner in which it is currently being conducted, and are sufficient for the current needs of the business and operations of the Company and its Subsidiaries, (C) since the date that is three (3) years prior to the date hereof, have not malfunctioned or failed in a manner that has had an adverse impact on the Company or any Subsidiary of the Company and (D) to the Knowledge of the Company, are free from material bugs and other defects, including (I) any virus, “trojan horse,” worm or other Software routines or information technology assets designed to permit unauthorized access or to disable, erase or otherwise harm such Company Products, such Company Software incorporated into the Company Products, the IT Systems or Data, (II) back door, time bomb, drop dead device or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a person other than the user of the program, or (III) other malicious code that is intended to disrupt or disable such Company Products, Company Software incorporated into such Company Products or IT Systems. The Company and the Subsidiaries of the Company have implemented commercially reasonable backup and disaster recovery technology processes, as well as a commercially reasonable business continuity plan. In the past three (3) years prior to the date hereof, to the Knowledge of the Company, there has been no actual or alleged security breach or unauthorized access to or use of such Company Software incorporated into the Company Products, such Company Products, or IT Systems, including any breach resulting in the payment of ransom to a malicious party. The Company and each of its Subsidiaries have implemented commercially reasonable security policies, procedures and practices designed to detect, monitor, and investigate events where a security breach of the IT Systems has occurred.

(d) Since the date that is three (3) years prior to the date hereof, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each Subsidiary of the Company is and has been in compliance with all Privacy and Data Security Requirements that apply to the Company or to such Subsidiary of the Company, respectively, (ii) the Company and each Subsidiary of the Company has used commercially reasonable efforts to protect the confidentiality, integrity, availability and security of Personal Data that the Company or any of the Subsidiaries of the Company (or any Person acting on behalf of the Company or the Subsidiaries of the Company) collect, store, use or maintain for the conduct of their businesses and to prevent unauthorized use, disclosure, loss, modification, processing, transmission or destruction of or access to such Personal Data by any other Person, (iii) neither the Company nor any Subsidiary of the Company has been legally required to provide any notices to any Person in connection with a disclosure of Personal Data or non-public information, nor has the Company or any Subsidiary of the Company provided any such notice, (iv) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company alleging a violation of any Person’s Personal Data or privacy rights and (v) to the Knowledge of the Company, there has not been any unauthorized access, use, modification or disclosure of any Personal Data owned, used, collected, maintained or controlled by or on behalf of the Company or any of its Subsidiaries, nor has there been any unauthorized access, use, modification or disclosure of Personal Data that would constitute a breach for which notification to any Person is required under any applicable Privacy and Data Security Requirements. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, Personal Data collected, stored and processed by the Company and its Subsidiaries can be used after the Closing in the manner substantially the same as currently used by the Company and the Subsidiaries of the Company and Section 4.17(d) of the Company Disclosure Letter sets forth any material restrictions on Parent’s or its Affiliates’ right to retain, use and disclose such Personal Data for its own purposes after Closing.

(e) Neither the Company nor any of its Subsidiaries has filed, or is planning to file, any regulatory filings directed to medicines, biologics or diagnostics.

4.18 Real Property.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of the street addresses of all the real property that is owned in fee simple by the Company and any of its Subsidiaries and the name of fee owner with respect thereto (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or the applicable Subsidiary has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens, except Permitted Liens. The Company and its Subsidiaries have not leased, subleased or licensed any portion of any Owned Real Property to any Person. Neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the Knowledge of the Company, there is no threatened, condemnation with respect to any Owned Real Property.

(b) The Company has made available to Parent true, correct and complete copies of all material leases, subleases, licenses, occupancy agreements and other agreements under which, as of the date of this Agreement, the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property as tenant, subtenant, licensee or occupant (including all guaranties thereof and all material modifications, amendments, supplements, waivers and side letters thereto) (such property, the “Leased Real Property” and such leases, subleases, licenses and occupancy agreements, the “Real Property Leases”). Section 4.18(b) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all street addresses of the Leased Real Property and the Real Property Leases with respect thereto. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Real Property Lease is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (ii) all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenant, subtenant, licensee or occupant thereunder are current and all obligations required to be performed or complied with by the Company or any of its Subsidiaries thereunder have been performed, (iii) no termination event or condition or uncured default on the part of the Company or, if applicable, its Subsidiaries or, to the Knowledge of the Company, the counterparty thereunder, exists under any Real Property Lease, (iv) the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens, (v) neither the Company nor any of its Subsidiaries has received any written notice from any landlord under any Real Property Lease that such landlord intends to terminate such Real Property Lease and (vi) neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any Leased Real Property. The Company and its Subsidiaries have not subleased or licensed any portion of any Leased Real Property to any Person.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Real Property is (i) in good operating condition and repair, subject to normal wear and tear, (ii) regularly and properly maintained consistent with reasonably prudent industry practice and standards, (iii) free from any defects or deficiencies and (iv) suitable for the conduct of the business of the Company and its Subsidiaries as presently conducted.

(d) Except as set forth on Section 4.18(d) of the Company Disclosure Letter, there are no rights of first refusal or offer or options to purchase in effect, in each case, in favor of any Person as to all or any material portion of the Owned Real Property.

4.19 Material Contracts.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, and, except as set forth in Section 4.19(a) of the Company Disclosure Letter, the Company has made available to Parent and Merger Sub (or Parent’s outside counsel) true, correct and complete copies of, each Contract (other than Plans), which is in effect as of the date hereof (or pursuant to which the Company or any of its Subsidiaries has any continuing obligations thereunder) and under which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) involves aggregate payments by the Company and its Subsidiaries or aggregate payments payable to the Company and its Subsidiaries under such Contract of more than $3,000,000 in any one year (including by means of royalty, milestone or similar payments);

(iii) contains covenants that (A) limit in any material respect the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business or any development program, therapeutic area or geographic area, or with respect to any class of products, or with any Person, (B) provide for the grant of any “most favored nation” or similar terms and conditions (including with respect to pricing) by the Company or any of its Subsidiaries, (C) provide for exclusivity obligations or otherwise limit the freedom or right of the Company or any of its Subsidiaries to research, develop, sell, distribute or manufacture any products or services for any other Person, (D) provide for the purchase and supply of a minimum quantity of goods or services, or provide for the purchase and supply of all or substantially all of a certain type of good or service used by the Company or its Subsidiaries from a single vendor and its Affiliates or (E) provide for a guarantee by the Company or any of its Subsidiaries of availability of supply or services;

(iv) grants any rights of first refusal, rights of first option or similar rights or options to purchase or otherwise acquire any interest in any of the properties or assets (other than Intellectual Property Rights) owned by the Company or any of its Subsidiaries;

(v) provides for or governs the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance, collaboration, co-promotion, profit-sharing or research and development or other similar arrangement or relates to any material grant of manufacturing rights with respect to any Company Products (each, a “Collaboration Agreement”);

(vi) involves (A) the assignment, or grant of a license, use, option, right of first refusal, right of first option or other right or immunity (including a covenant not to sue or right to enforce or prosecute any patents), by a third party for any of its Intellectual Property Rights to the Company or any of its Subsidiaries, other than Incidental Contracts and Open Source Licenses, or (B) the joint research or development of Intellectual Property Rights with a third party, in each case, where such Intellectual Property Rights are material to the business of the Company and its Subsidiaries, taken as a whole;

(vii) involves the assignment, or grant of a license, use, option, right of first refusal, right of first option or other right or immunity (including a covenant not to sue or right to enforce or prosecute any patents), by the Company or any of its Subsidiaries of any of its material Intellectual Property Rights to any third party, other than Incidental Contracts;

(viii) relates to manufacturing, supply, distribution, marketing, “contract research” or clinical trials and provides for minimum payment obligations by the Company or any of its Subsidiaries of at least $3,000,000 in any prospective twelve (12) month period;

(ix) other than solely among wholly owned Subsidiaries of the Company, relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $2,500,000;

(x) constitutes any acquisition or divestiture Contract that contains covenants (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $5,000,000;

(xi) involves the settlement of any pending or threatened claim, action or proceeding (A) which (1) will involve payment obligations after the date hereof, or involved payments, in excess of $1,000,000 or (2) will impose, or imposed, any continuing non-monetary obligations on the Company or any of its Subsidiaries, including any monitoring or material reporting obligations to any other Person or (B) with respect to which conditions precedent to the settlement have not been satisfied;

(xii) has been entered into between the Company or any of its Subsidiaries, on the one hand, and any officer, director or affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, affiliate or family member (but for the avoidance of doubt not including any Plans);

(xiii) contains any non-competition, non-solicitation or non-hire restrictions or exclusivity commitments that purport to impose such obligations or restrictions upon Parent and its Affiliates (other than the Company and its Subsidiaries) pursuant to the terms thereof;

(xiv) has been entered into with a Governmental Authority and that is material to the business of the Company and its Subsidiaries, taken as a whole (which shall include any such Contracts with a Governmental Authority that relate to the research, development, sale, distribution or manufacture of any products to which the Company or its Subsidiaries are party to, or any Company Products, but shall exclude any such Contracts with academic institutions entered into in the ordinary course with respect to any existing immaterial clinical research or studies);

(xv) relates to any hedging, swap, derivative or similar arrangement;

(xvi) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, the pledging of capital stock or other equity interests of the Company or any of its Subsidiaries or prohibits the issuance of any guaranty by the Company or any of its Subsidiaries; or

(xvii) provides for any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries) by the Company or any of its Subsidiaries.

Each Contract of the type described in clauses (i) through (xvii) above, other than a Plan, is referred to herein as a “Material Contract.”

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company and its Subsidiaries have complied with all obligations required to be performed or complied with by them under each Material Contract and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto. Neither the Company nor any of its Subsidiaries has received any written notice or claim from any third party to any Material Contract of any default, termination or cancellation under any Material Contract. For purposes of this Section 4.19(b) and 6.1(y)(xiii)(B), the term “Material Contract” shall be deemed to include any Contract entered into after the date of this Agreement that, if entered into prior to the date hereof, would qualify as a Material Contract.

4.20 Regulatory Compliance.

(a) As to each Company Product subject to the Federal Food, Drug and Cosmetic Act of 1938, as amended from time to time (including any regulations and guidance promulgated thereunder, the “FDCA”) or similar Laws in any foreign jurisdiction that is or has been developed, manufactured, tested, packaged, labeled, distributed, imported, exported, or marketed or sold by or on behalf of the Company or any of its Subsidiaries (each such Company Product, a “Medical Device”), each such Medical Device is being or, since July 1, 2018, has been developed, manufactured, tested, packaged, labeled, distributed, imported, exported, marketed or sold in compliance in all material respects with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder and similar Laws in any foreign jurisdiction, including those relating to investigational use, premarket clearance, registration and listing, marketing approval to market a Medical Device, good manufacturing practices, quality systems regulations and requirements, ISO requirements, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports and security. Since July 1, 2018, neither the Company nor any of its Subsidiaries has received any notice or other formal communication from the FDA or any other Governmental Authority (i) contesting the investigational device exemption, premarket clearance or premarket approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (ii) otherwise alleging any material violation applicable to any Medical Device by the Company or any of its Subsidiaries of any Laws.

(b) No Medical Device is under consideration by the Company or, to the Knowledge of the Company, by any Governmental Authority for recall, or, since July 1, 2018, has been recalled, withdrawn, corrected, suspended or discontinued by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States (whether completed or pending) seeking the recall (whether voluntary or otherwise), removal, correction, withdrawal, suspension, seizure or discontinuance of any Medical Device are pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any licensee or distributor of any Medical Device, nor have any such proceedings been pending since July 1, 2018.

(c) As to each Medical Device of the Company or any of its Subsidiaries for which a premarket notification submission under Section 510(k) of the FDCA, premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been granted, cleared or approved, the Company and its Subsidiaries are in compliance in all material respects with applicable Laws, including the FDCA, and specifically and without limitation, 21 U.S.C. §§ 360 and 360e and 21 C.F.R. Parts 807, 812 or 814, respectively, as applicable, and similar Laws and all terms and conditions of such applications.

(d) No article of any Medical Device manufactured or distributed by the Company or any of its Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. § 351 or similar Laws, (ii) misbranded within the meaning of 21 U.S.C. § 352 or similar Laws or (iii) a product that is in material violation of 21 U.S.C. §§ 360 and 360e or similar Laws. To the Knowledge of the Company, the Company Products that are commercially available and the Company Software incorporated into such Company Products are free from any vulnerability resulting in an “Uncontrolled Risk” as set forth in FDA post-market guidance.

(e) Since July 1, 2018, none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Since July 1, 2018, none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries, has been, or received written notice of action or threat of action to be, convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Since July 1, 2018, none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries, has been, or received written notice of action or threat of action to be, convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Law.

(f) Since July 1, 2018, neither the Company nor any of its Subsidiaries has received any notice that the FDA or any other Governmental Authority has (i) commenced, or threatened to initiate, any Legal Proceeding to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, (ii) commenced, or threatened to initiate, any Legal Proceeding to enjoin manufacture or distribution of any Medical Device or (iii) commenced, or threatened to initiate, any Legal Proceeding to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale.

(g) Each of the Company and its Subsidiaries is, and since July 1, 2018, has been, in compliance in all material respects with: (i) laws, regulations and guidance pertaining to state and Federal Anti-Kickback Statutes (42 U.S.C. §§ 1320a-7b(b), et seq. and their implementing regulations) and the related Safe Harbor Regulations; (ii) laws, regulations and guidance pertaining to submission of false claims to governmental or private health care payors (31 U.S.C. §§ 3729, et seq. and its implementing regulations); and (iii) transparency laws and regulations (including The Physician Payments Transparency Requirements of the Patent Protection and Affordable Care Act of 2010 (codified at 42 U.S.C. § 1320a-7h) and its implementing regulations) relating to reporting of direct or indirect payments and transfers of value provided to physicians and teaching hospitals.

(h) To the Knowledge of the Company, there are no material Legal Proceedings or governmental, regulatory or administrative investigations, audits, inquiries or actions, or any facts, circumstances or conditions that would reasonably be expected to form the basis for any material Legal Proceeding or governmental, regulatory or administrative investigation, audit, inquiry or action, against or affecting the Company or any of its Subsidiaries relating to or arising under (i) the FDCA and the regulations of the FDA promulgated thereunder or similar Laws, (ii) the Public Health Service Act of 1944, (iii) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services or similar Laws or (iv) applicable Laws relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information, including United States federal and state Laws pertaining to the Medicare and Medicaid programs, United States federal and state Laws applicable to health care fraud and abuse, kickbacks, physician self-referral, false claims made to a Governmental Authority or government or private health care program, and United States federal or state Laws pertaining to contracting with the government and similar Laws.

(i) Each of the Company and its Subsidiaries has in effect all material Permits under the FDCA, and the regulations of the FDA promulgated thereunder and similar Laws in foreign jurisdictions (such Permits, the “Regulatory Permits”), necessary for it to own, lease and operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted. There has occurred no material default under, or material violation of, any such Regulatory Permit. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Regulatory Permit.

(j) Neither the Company nor any Subsidiary of the Company is a “Covered Entity,” as that term is defined in 45 C.F.R. § 160.103. The Company and its Subsidiaries are not in breach, default, or violation in any material respect of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the regulations promulgated thereunder (including without limitation, the HIPAA Privacy Standards, HIPAA Security Standards, and HIPAA Transactions Standards), the Health Information Technology for Economic and Clinical Health Act or any applicable state Laws relating to the confidentiality of medical information.

4.21 Insurance. Section 4.21 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries, and the Company has made available to Parent a true, correct and complete copy of all such policies. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit a counterparty’s termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation and (d) no notice of cancellation or termination has been received with respect to any such policy. As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened claims under any such insurance policies.

4.22 Anti-Bribery; Anti-Money Laundering.

(a) Since July 1, 2018, none of the Company, its Subsidiaries or their respective directors or officers or, to the Knowledge of the Company, employees or agents of the Company or any of its Subsidiaries has made or received any direct or indirect payments in violation of, or has provided or received any product or services in violation of, the U.S. Foreign Corrupt Practices Act 1977 and other similar applicable anti-bribery laws, rules or regulations in other jurisdictions (together, the “Anti-Bribery Laws”), except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company or its Subsidiaries are in violation, or since July 1, 2018 have been in violation, of any applicable Anti-Bribery Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have maintained accurate books and records and established internal controls and procedures reasonably designed to ensure compliance with the Anti-Bribery Laws. There are no internal investigations or, to the Knowledge of the Company, pending governmental, regulatory or administrative investigations or proceedings, in each case, regarding any action or any allegation of any action described above in this Section 4.22(a). As of the date of this Agreement, to the Knowledge of the Company, none of the directors, officers, employees or agents of the Company or any of its Subsidiaries is a government official, political party official or candidate for political office, and there are no known familial relationships between any of the Company’s directors, officers, employees or agents, on the one hand, and any government official, political party official or candidate for political office, on the other hand.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the operations of the Company and its Subsidiaries are being, and since July 1, 2018 have been, conducted in compliance with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”). No material Legal Proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the businesses of each of the Company and its Subsidiaries are being, and since July 1, 2018 have been, conducted in compliance with all applicable economic sanctions or export and import control Laws imposed by any Governmental Authority. To the Knowledge of the Company, as of the date hereof, no investigation, review, audit or inquiry by any Governmental Authority with respect to any such sanctions or Laws is pending or threatened.

4.23 14d-10 Matters. The Compensation Committee of the Company Board (the “Company Compensation Committee”) has, on or prior to the date hereof, (a) duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) each agreement, plan, program, arrangement or understanding entered into or established by the Company or any of its Subsidiaries on or before the date hereof with or on behalf of any of its officers, directors or employees, including the terms of Sections 3.7, 7.8 and 7.9, and (b) has taken all other actions reasonably necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to the foregoing.

4.24 Related-Party Transactions. No current director, officer or Affiliate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.25 Opinion of Financial Advisor of the Company. The Company Board has received an oral opinion (to be confirmed by delivery of a written opinion) from Goldman Sachs & Co. LLC to the effect that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the Offer Price or Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Company Shares pursuant to this Agreement is fair, from a financial point of view, to such holders.

4.26 State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in the first sentence of Section 5.6 are true, accurate and complete, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement, the CVR Agreement and the Transactions, and to the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Transactions.

4.27 No Other Representations or Warranties.

(a) Except for the express written representations and warranties made by the Company contained in this Article IV and in any certificates delivered by the Company or any of its Representatives in connection with the Transactions (including as contemplated by clause (iii)(5) of Annex A), neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Affiliates or any of its or their respective businesses, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions, and the Company hereby disclaims any other representations or warranties, express or implied (including any implied warranty of merchantability or fitness for a particular purpose), as to the accuracy or completeness of any other information made (or made available) by itself or any of its Representatives with respect to, or in connection with, the negotiation, execution and delivery of this Agreement or the Transactions.

(b) The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V, (i) neither Parent, Merger Sub nor any of their respective Representatives makes, or has made, any representations or warranties relating to itself or its business, assets, Liabilities, financial condition or results of operations or otherwise in connection with the Transactions, and the Company is not relying on any representation or warranty of Parent or Merger Sub except for those expressly set forth in this Agreement and (ii) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to the Parent or Merger Sub or their business, assets, Liabilities, financial condition or results of operations or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization, with all requisite power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and conduct its business as currently conducted, except for such failures to be in good standing or have such power and authority that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent. Both Parent and Merger Sub are in compliance with the provisions of their respective certificates of incorporation and bylaws (or similar governing documents).

5.2 Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and, in the case of Parent, the CVR Agreement, to perform their respective covenants and obligations hereunder and, in the case of Parent, thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the CVR Agreement by Parent and Merger Sub, as applicable, and, subject to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly authorized by all necessary corporate actions on the part of Parent and Merger Sub and no additional corporate proceedings or action on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the CVR Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and thereunder or the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. The CVR Agreement shall be duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Rights Agent, shall constitute a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, (a) the Board of Directors of Parent has approved this Agreement, the CVR Agreement and the Transactions and (b) the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its stockholder(s), and declared it advisable, to enter into this Agreement, and (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, in each case of clauses (a) and (b) above, at meetings duly called and held (or by unanimous written consent). No vote of Parent’s stockholders is necessary to approve this Agreement, the CVR Agreement or any of the Transactions.

5.3 Schedule TO; Schedule 14D-9.

(a) The Schedule TO and the Offer Documents, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the commencement of the Offer and at the Acceptance Time, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule TO and the Offer Documents, when filed with the SEC and on the date first disseminated to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company or any of its Representatives specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.

(b) None of the information provided or to be provided in writing by or on behalf of Parent or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Schedule 14D-9 will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.4 Consents and Approvals; No Violation. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to perform their respective covenants and obligations this Agreement and the CVR Agreement (if applicable) and consummate the Transactions, the execution and delivery of this Agreement and the CVR Agreement (if applicable) by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and thereunder and the consummation of the Transactions do not and will not (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub, (b) require any Permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under the HSR Act and any Foreign Antitrust Laws, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ and the NYSE, (c) violate, conflict with or result in a breach of any provision of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets are bound, or result in the loss of a material benefit or rights under any such Contract, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets or properties are bound.

5.5 Litigation. As of the date hereof, there is no Legal Proceeding or governmental, regulatory or administrative investigation, audit or inquiry pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the Transactions. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the Transactions.

5.6 Interested Stockholder. Neither Parent nor any of its Subsidiaries, nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three (3) years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. As of the date hereof, none of Parent, Merger Sub nor any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares other than shares beneficially owned through mutual funds or benefit or pension plans.

5.7 Sufficient Funds. Parent currently has, and at all times from and after the date hereof and through the Acceptance Time and the Effective Time will have, available to it, and Merger Sub will have as of the Acceptance Time and at and as of the Effective Time, sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Offer Price, Merger Consideration, Option Consideration, PSU Consideration and RSU Consideration, and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of this Agreement. On each Valuation Point, Parent will have sufficient funds to satisfy Parent’s cash payment obligations under the CVR Agreement, including payment of the applicable Milestone Payment and any fees and expenses of, or payable by, Parent in connection with the transactions contemplated by the CVR Agreement. Parent’s and Merger Sub’s obligations hereunder, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Transactions.

5.8 No Other Operations. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those incidental to its formation or those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

5.9 Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by and on behalf of Parent and Merger Sub.

5.10 No Other Representations or Warranties.

(a) Except for the express written representations and warranties made by Parent and Merger Sub contained in this Article V, neither Parent, Merger Sub nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or any of their Affiliates or any of its or their respective business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to the Company in connection with the Transactions, and Parent and Merger Sub hereby disclaim any other representations or warranties, express or implied, as to the accuracy or completeness of any other information made (or made available) by themselves or any of their Representatives with respect to, or in connection with, the negotiation, execution and delivery of this Agreement or the Transactions.

(b) Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and in any certificates delivered by the Company or any of its Representatives in connection with the Transactions (including as contemplated by clause (iii)(5) of Annex A), (i) neither the Company, its Subsidiaries nor any of their respective Representatives makes, or has made, any representations or warranties relating to itself or its business, assets, Liabilities, financial condition or results of operations or otherwise in connection with the Transactions, and neither Parent nor Merger Sub is relying on any representation or warranty of the Company except for those expressly set forth in this Agreement or any such certificate, (ii) no Person has been authorized by the Company or any of its

Subsidiaries to make any representation or warranty relating to the Company or any of its Subsidiaries or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article IV or in any such certificate.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1 Conduct of Business of the Company. Except (a) as described in Section 6.1 of the Company Disclosure Letter, (b) as required by applicable Law, (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, (x) the Company will conduct and will cause each of its Subsidiaries to conduct its business in all material respects according to its ordinary and usual course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization and to preserve the present relationships with those Persons having significant business relationships with the Company or any of its Subsidiaries; provided that, with respect to clause (d), during any period of full or partial suspension of operations related to COVID-19 or any Public Health Measures, the Company or any of its Subsidiaries may, in connection with COVID-19 or any Public Health Measures, take such actions as are reasonably necessary (i) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or any of its Subsidiaries or (ii) to respond to third-party supply or service disruptions caused by COVID-19 or any Public Health Measures, subject to prior consultation with Parent to the extent reasonably practicable, and (y) without limiting the generality of the foregoing, the Company will not, and will not permit any of its Subsidiaries to:

(i) adopt any amendments to the certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries;

(ii) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than Company Shares issuable upon exercise or settlement of Company Options, Company RSU Awards and Company PSU Awards, or, subject to Section 3.7(h), the purchase of Company Shares under the Company ESPP, in all cases, outstanding on the date hereof and in accordance with their respective existing terms;

(iii) acquire or redeem, directly or indirectly, or amend any Company Securities, other than (A) the acquisition by the Company of Company Shares in connection with the surrender of Company Shares by holders of Company Options outstanding on the date hereof in order to pay the exercise price of such Company Options, (B) the withholding of Company Shares to satisfy Tax obligations with respect to Company Equity Awards or (C) the acquisition by the Company of Company Equity Awards outstanding on the date hereof in connection with the forfeiture of such awards;

(iv) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);

(v) (A) acquire, by means of a merger, consolidation, recapitalization or otherwise, any (1) material assets or (2) ownership interest in any Person or any business or division thereof, in each case, with a fair market value or purchase price in excess of $5,000,000 in the aggregate (other than, in each case, with respect to clauses (A)(1) and (A)(2), (i) capital expenditures in accordance with subclause (xi) below and (ii) purchases of components, raw materials or supplies, in each case with respect to this clause (ii), in the ordinary course of business consistent with past practice and that do not exceed $5,000,000 in the aggregate), (B) sell, lease, license, transfer or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any material assets of the Company or any of its Subsidiaries (including material Company Intellectual Property Rights and shares in the capital stock of the Company or any of its Subsidiaries), except (1) pursuant to Contracts existing as of, and true, correct and complete copies of which have been made available to Parent and set forth in Section 6.1(y)(v)(B) of the Company Disclosure Letter, (2) dispositions of marketable securities in the ordinary course of business consistent with past practice, (3) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (4) for sales of inventory or abandonments of obsolete or worn-out equipment in the ordinary course of business and consistent with past practice and (5) with respect to Company Intellectual Property, the grant of non-exclusive licenses in the ordinary course of business and in the ordinary course of prosecution at any Intellectual Property office or registrar; provided, that the foregoing shall not be construed to include the abandonment of any issued or granted material Company Registered Intellectual Property; or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(vi) incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money in excess of $5,000,000 in the aggregate;

(vii) make any loans, advances (other than for ordinary course business expenses or pursuant to the Company’s certificate of incorporation) or capital contributions to, any other Person (other than wholly owned Subsidiaries of the Company) in excess of $3,000,000 in the aggregate;

(viii) change any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable Law;

(ix) (A) change any annual Tax accounting period or method, (B) make, change or revoke any material Tax election, (C) settle or compromise any audit or proceeding in respect of any material Tax Liabilities, except any ordinary-course extension or waiver of an applicable statute of limitations, (D) file any material amended Tax Return, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, (F) surrender any right to claim a material Tax refund or (G) enter into any Tax indemnification, sharing, allocation, reimbursement or similar agreement, arrangement or understanding (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes);

(x) except as required pursuant to a Plan in existence as of the date hereof, (A) pay any amount or benefit under, or grant or promise to grant any awards under, any bonus, incentive, performance or other compensation plan, program, agreement or arrangement or Plan (including the grant of any Company Equity Award or other equity or equity-based awards); (B) provide for an increase in the compensation or benefits provided to any employee of the Company or any of its Subsidiaries or member of the Company Board, other than (1) increases in the ordinary course of business consistent with past practice for individuals with annualized base earnings of less than $200,000 and (2) the payment of bonuses or commissions for completed periods based on actual performance in the ordinary course of business consistent with past practice; (C) establish, adopt, enter into, materially amend or terminate any Plan or any collective bargaining or similar labor Contract (other than the entry into at-will offer letters or, for employees outside the United States, employment agreements that contain standard terms for the applicable jurisdiction with any individual with annualized base earnings of less than $200,000); (D) accelerate the time of payment or vesting of any compensation, rights or benefits, or make any material determinations under any Plan; (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Plan; (F) grant any employee, director or other service provider who is a natural person of or to the Company or its Subsidiaries change of control, severance, retention or termination compensation or benefits or provide for any increase thereto; (G) terminate the employment of any employee of the Company or any of its Subsidiaries with annualized base earnings of $150,000 or higher, other than terminations for cause (as determined by the Company in the ordinary course of business consistent with past practices); or (H) hire or promote any individual with annualized base earnings of $200,000 or higher, other than to replace a departed employee (whether by promotion or external hire) in the ordinary course of business consistent with past practice;

(xi) make or authorize any capital expenditures, or incur any obligations, Liabilities or indebtedness in respect thereof, except for (A) those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been made available to Parent and (B) any unbudgeted capital expenditures, in an amount not to exceed $10,000,000 in the aggregate;

(xii) settle any suit, action, claim, proceeding or investigation other than a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $5,000,000 in the aggregate or, to the extent not otherwise restricted by the foregoing, the matter set forth on Section 6.1(y)(xii) of the Company Disclosure Letter;

(xiii) except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.1(y), (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract or a Real Property Lease, (B) materially modify, materially amend or terminate (other than expirations in accordance with its terms) any Material Contract or Real Property Lease or waive, release or assign any material rights or claims thereunder or (C) lease, sublease or license any portion of Real Property;

(xiv) abandon, cancel, allow to lapse, fail to renew, fail to maintain, subject to the commercially reasonable judgment of the Company consistent with past practice, fail to diligently pursue applications filed at any Intellectual Property office for or fail to defend, in each case, any material Company Registered Intellectual Property for which the Company or any of its Subsidiaries controls the prosecution or maintenance thereof;

(xv) initiate or commit to undertake any new clinical trials other than exploratory clinical trials in indications that are agreed upon between Parent and the Company;

(xvi) adopt or implement any stockholder rights plan or similar arrangement; or

(xvii) authorize, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

6.2 No Solicitation.

(a) Subject to Section 6.2(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, neither the Company nor any of its Subsidiaries shall, nor shall they authorize or permit any of their Representatives to, directly or indirectly (i) solicit, initiate, knowingly encourage, or knowingly facilitate or assist, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with, in response to or with the intent to encourage, facilitate or assist the making, submission or announcement of any Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal, (iv) adopt, approve or enter into any merger agreement, purchase agreement, letter of intent, memorandum of understanding or similar Contract with respect to an Acquisition Transaction or (v) resolve or agree to do any of the foregoing. Subject to Section 6.2(c), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and its Subsidiaries shall, and shall cause its and their Representatives to, immediately cease all existing discussions or negotiations with any Person (other than Parent, Merger Sub and their Representatives) conducted prior to the date of this Agreement with respect to any Acquisition Proposal or potential Acquisition Proposal. Promptly after and within one (1) day of the date of this Agreement, the Company will terminate access by any Person (other than Parent, Merger Sub and their Representatives) to any physical or electronic dataroom relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and request that each Person (other than Parent, Merger Sub and their Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement.

(b) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, as promptly as practicable, and in any event within twenty-four (24) hours following receipt of an Acquisition Proposal or any inquiries, proposals or offers relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with written notice thereof, which notice shall indicate the identity of the Person making such Acquisition Proposal, inquiry, proposal or offer, and include the material terms and conditions thereof. Thereafter, the Company shall keep Parent reasonably informed on a prompt and timely basis with respect to the status of or material terms and conditions of any such Acquisition Proposal, inquiry, proposal or offer (including any amendments or proposed amendments to such material terms). The Company shall promptly (and in any event within twenty-four (24) hours following receipt or delivery thereof) provide Parent with copies of all written Acquisition Proposals, and all written inquiries, proposals, offers or other materials (including proposed agreements and proposed financing documents) relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal that, in each case, are either received by the Company or any of its Representatives from the Person(s) making any such Acquisition Proposal, inquiry, proposal or offer or any of its Representatives, or are delivered by the Company or any of its Representatives to such Person(s) or any of its or their Representatives.

(c) Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to the Acceptance Time, (i) the Company has received a written, bona fide Acquisition Proposal from any Person after the date of this Agreement that did not result from a material breach of this Section 6.2, and (ii) the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action described in clause (A), (B) or (C) below would be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) enter into an Acceptable Confidentiality Agreement with such Person, (B) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives (provided that (x) the Company shall substantially contemporaneously provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to such Person and which was not previously provided or made available to Parent and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person and provided Parent a copy of such Acceptable Confidentiality Agreement) and (C) participate and engage in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal (and waive such Person’s noncompliance with the provisions of any “standstill” agreement solely to the extent necessary to permit such discussions or negotiations). Prior to or concurrently with the Company first taking any of the actions described in clauses (A), (B) or (C) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of the determination of the Company Board made pursuant to clause (ii) of the immediately preceding sentence.

(d) Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section 6.2 by any Subsidiary of the Company or any of its or their Representatives shall constitute a breach by the Company of this Section 6.2.

6.3 Company Board Recommendation.

(a) Subject to the terms of this Section 6.3, the Company Board shall recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer (the “Company Board Recommendation”).

(b) Subject to Section 6.3(c), neither the Company Board nor any committee thereof shall (i) withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal or (iii) fail to include the Company Board Recommendation in the Schedule 14D-9 (each of clauses (i), (ii) and (iii), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Company Board Recommendation Change.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, (i) the Company Board may, in response to the receipt of a written, bona fide Acquisition Proposal received after the date hereof that did not result from a material breach of Section 6.2 or the occurrence an Intervening Event, effect a Company Board Recommendation Change and (ii) the Company Board may, in response to the receipt of a written, bona fide Acquisition Proposal received after the date hereof that did not result from a material breach of Section 6.2, cause or permit the Company or any of the Company’s Subsidiaries to enter into a definitive agreement with respect to such Acquisition Proposal and terminate this Agreement pursuant to Section 9.1(c)(ii); provided that the Company and Company

Board may only take an action described in clause (i) or clause (ii) of this Section 6.3(c) if (A) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (B) in the case of receipt of an Acquisition Proposal, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Company provides written notice to Parent at least four (4) Business Days prior to effecting a Company Board Recommendation Change or terminating this Agreement pursuant to Section 9.1(c)(ii) of its intent to take such action, specifying the reasons therefor, including, in the case of receipt of an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (including a copy of all definitive agreements in respect thereof and any other relevant proposed transaction documentation (including any financing commitments)) (a “Change of Recommendation/Termination Notice”), (D) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 9.1(c)(ii), the Company negotiates, and causes its Representatives to negotiate, with Parent in good faith (to the extent Parent seeks to negotiate) during such four (4) Business Day period to enable Parent to propose in writing a binding offer to amend the terms and conditions of this Agreement and the CVR Agreement as to obviate the basis for a Company Board Recommendation Change or the termination of this Agreement pursuant to Section 9.1(c)(ii) and (E) no earlier than the end of such four (4) Business Day period, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any proposed amendments to the terms and conditions of this Agreement and the CVR Agreement proposed in writing in a binding offer by Parent during such four (4) Business Day period, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (and, in the case of an Acquisition Proposal, that such Acquisition Proposal constitutes a Superior Proposal). Following delivery of a Change of Recommendation/Termination Notice in the case of an Acquisition Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the terms or conditions of such Acquisition Proposal, the Company shall provide a new Change of Recommendation/Termination Notice to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 9.1(c)(ii) following delivery of such new Change of Recommendation/Termination Notice shall again be subject to clauses (C) through (E) of the immediately preceding sentence, except that references to four (4) Business Days shall be deemed to be two (2) Business Days.

(d) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company Stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided, however, that this Section 6.3(d) shall not permit the Company Board to make a Company Board Recommendation Change except to the extent permitted by Section 6.3(c).

ARTICLE VII

ADDITIONAL COVENANTS

7.1 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, and in all cases subject to Section 7.2(b), each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transactions, including using reasonable best efforts to (a) cause (i) each of the conditions to the Offer set forth in Section 2.1(a) and Annex A to be satisfied and (ii) each of the conditions to the Merger set forth in Article VIII to be satisfied, in each case as promptly as practicable after the date of this Agreement, (b) obtain, as promptly as practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Offer and the Merger, (c) obtain all necessary Consents under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the Transactions and (d) reasonably cooperate with the other party or parties with respect to any of the foregoing. Notwithstanding anything to the contrary herein, neither party, prior to the Effective Time, shall be required to, and the Company shall not without the consent of Parent, pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments) or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract, or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any Liability, to obtain any Consent of any Person (including any Governmental Authority) under any Contract; provided that, if so requested by Parent, the Company shall agree to any such payment, consideration, security or Liability that is conditioned upon the consummation of the Offer.

7.2 Antitrust Filings.

(a) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file (i) with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Transactions as required by the HSR Act as soon as practicable after the date of this Agreement and in no event later than five (5) Business Days following the date of this Agreement (unless a later date is mutually agreed between the parties) and (ii) any other submission required pursuant to any Foreign Antitrust Law set forth on Section 7.2(a) of the Company Disclosure Letter as soon as practicable after the date of this Agreement. Each of Parent and the Company shall (A) cooperate and coordinate with the other in the making of such filings, (B) supply the other with any information and documentary material that may be required in order to make such filings, (C) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any foreign Governmental Authority responsible for the enforcement of any Foreign Antitrust Law, (D) cooperate with each other and use their respective reasonable best efforts to contest and resist any Legal Proceeding and to have vacated, lifted, reversed or overturned any Order that may result from such Legal Proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, and (E) use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any Antitrust Laws, including (I) proffering and consenting and/or agreeing to the sale, divestiture, licensing or other disposition, or the holding separate, of particular assets, categories of assets or portions of any business of the Company or any of its Subsidiaries, (II) promptly effecting the disposition, licensing or holding separate of particular assets, categories of assets or portions of any business of the Company or any of its Subsidiaries and (III) agreeing to such limitations on the conduct or actions of Parent and/or its Affiliates (including the Surviving Corporation and its Subsidiaries) with respect to any particular assets, categories of assets or portions of any business of the Company or any of its Subsidiaries, in each case, as may be required in order to enable the consummation of the Transactions, including the Offer and the Merger, to occur as soon as reasonably practicable (and in any event no later than the Termination Date) (the actions referred to in clauses (I), (II) and (III), “Remedy Actions”); provided, however, that (1) neither Parent nor any of its Affiliates shall be required to proffer, consent to or agree to or effect any Remedy Action (x) with respect to any assets, categories of assets or portions of any business of the Company or any of its Subsidiaries if, in each case, any such Remedy Action would, individually or in the aggregate, reasonably be expected to (i) be material to the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) be materially detrimental to the benefits Parent and its Affiliates expect as a result of the Offer or the Merger, or (y) for the avoidance of doubt, with respect to any assets, categories of assets or portions of any business of Parent or any of its Affiliates (such effect referred to in clauses (x) and (y), a “Burdensome Condition”), and (2) in no event shall Parent, the Company or their respective Affiliates be required to (and the Company and its Subsidiaries shall not, without the prior written consent of Parent) proffer, consent to or agree to or effect any Remedy Action unless such Remedy Action is conditioned upon the Merger (provided that, if so requested by Parent, the Company shall agree to take any such Remedy Action that is conditioned upon the Merger). Further, neither party will extend any waiting period under the HSR Act (by pull and refile or otherwise) or enter into any agreement with the FTC, the Antitrust Division of the DOJ or any other Governmental Authority not to consummate the Transactions without the consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding any of the Transactions in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the Transactions, including any proceedings initiated by a private party. If any party hereto or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the Transactions pursuant to the HSR Act or any other Antitrust Law with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all substantive meetings and conference calls with any Governmental Authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any substantive oral communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other substantive written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer and the Merger (subject to withholding or redactions to address reasonable confidentiality concerns), (vi) provide each other (or counsel of each party, as appropriate) with copies of all substantive written communications to or from any Governmental Authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other regarding, all material deliberations with respect to all efforts to satisfy the Antitrust Clearance Condition, the No Legal Restraint Condition (solely in respect of any Antitrust Law or Order under any Antitrust Law) and the No Antitrust Proceedings Condition and the conditions set forth in Section 8.2. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or to remove references concerning the valuation of the Company or confidential competitively sensitive business information of the Company or Parent or any of their Subsidiaries.

(c) Each of Parent, Merger Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 7.2(a) are required to be made, and whether any other Consents not contemplated by Section 7.2(a) are required to be obtained, from any Governmental Authority under any other applicable Law in connection with the Transactions, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such Consents that the parties determine are required to be made or obtained in connection with the Transactions.

(d) None of Parent, Merger Sub nor any of their controlled Affiliates shall after the date of this Agreement acquire or agree to acquire any rights, business, Person or division thereof (by way of license, merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise) or enter into or agree to enter into any joint venture, collaboration, or other similar arrangement, in each case that would reasonably be expected to prevent, materially delay or materially impair Parent’s ability to obtain the approval of any Governmental Authority under any Antitrust Laws or the expiration or termination of any applicable waiting period with respect to the Transactions.

7.3 Merger. Following the Acceptance Time, each of Parent, Merger Sub and the Company shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the Company Stockholders, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality of the foregoing, neither Parent nor Merger Sub shall, and shall not permit and shall cause their respective Representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger.

7.4 Public Statements and Disclosure. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties. Thereafter, neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, shall issue (or permit its Affiliates or Representatives to issue) any public release or make any public announcement concerning this Agreement or the Transactions without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement is required by applicable Law or the rules or regulations of NASDAQ or NYSE, as applicable, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto a reasonable opportunity to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 7.4 shall not apply to any release or announcement made or proposed to be made by any party with respect to the matters addressed in Sections 6.2 or 6.3; provided, further, that the parties shall not be required by this Section 7.4 to provide such opportunity to comment to the other party in the event of any dispute between the parties relating to this Agreement. Notwithstanding the foregoing, (a) to the extent the content of any press release or other announcement has been approved and made in accordance with this Section 7.4, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other announcement, and (b) each party may, without complying with the foregoing obligations, make any public statement regarding the Transactions in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 7.4, and provided, that such public statements do not reveal material nonpublic information regarding this Agreement or the Transactions.

7.5 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or the Transactions, the Company and the Company Board shall grant such approval and take such action as necessary so that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement.

7.6 Access. During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall (and shall cause its Subsidiaries to) afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and its Subsidiaries and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish reasonably promptly to Parent all information (financial or otherwise) concerning its business, properties and personnel as Parent may reasonably request, in each case solely for the purpose of effectuating the Transactions or for reasonable integration planning purposes; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company or its Subsidiaries to restrict or otherwise prohibit access to such documents or information, (b) the Company reasonably determines access to such documents or information would result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (c) such documents or information relate to the evaluation or negotiation of this Agreement, the Transactions or, subject to Section 6.2 and Section 6.3, an Acquisition Proposal or Superior Proposal. In the event that the

Company does not provide access or information in reliance on clauses (a) or (b) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 7.6 (i) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries and (ii) shall be subject to the Company’s reasonable security measures and insurance requirements. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.6. Nothing in this Section 7.6 shall be construed to require the Company or any of its Subsidiaries or Representatives of any of the foregoing to prepare any reports, analyses, appraisals or opinions that are not readily available.

7.7 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the Transactions by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.8 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent agrees that it shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, each current or former director and officer of the Company (determined as of the Effective Time), in each case, when acting in such capacity or in serving as a director, officer, member, trustee or fiduciary of another entity or enterprise, including a Plan, at the request or benefit of the Company (each, a “D&O Indemnified Party” and, collectively, the “D&O Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), amounts paid in settlement, judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any Legal Proceeding in connection with, arising out of or otherwise related to matters existing or occurring or alleged to have occurred prior to, at or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any D&O Indemnified Party, and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law (upon receipt of appropriate undertakings in favor of Parent or the Surviving Corporation to repay such advanced expenses if it is ultimately determined in a final and non-appealable judgment by a court of competent jurisdiction that such D&O Indemnified Party was not entitled to be indemnified pursuant to this sentence). In the event of any such Legal Proceeding, Parent and the Surviving Corporation shall cooperate with the D&O Indemnified Party in the defense of any such Legal Proceeding. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim. The Surviving Corporation and its Subsidiaries as of the Effective Time shall (and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any indemnification Contracts between any executive, officer or director and the Company in effect prior to the date of this Agreement that are set forth on Section 7.8(a) of the Company Disclosure Letter (and made available to Parent), and shall not amend, repeal or otherwise modify any such Contracts in any manner that would adversely affect in any respect the rights thereunder of any D&O Indemnified Parties.

(b) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, purchase from the Company’s directors’ and officers’ liability insurance carrier as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier, a six (6) year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable to the insureds than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance (a true, correct and complete copy of which has been made available to Parent), with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided that the Company shall not pay, and the Surviving Corporation shall not be required to pay, in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of such “tail” policy. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies prior to or as of the Effective Time, Parent shall, for a period of six (6) years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company as of the date of this Agreement with the Company’s directors’ and officers’ liability and fiduciary liability insurance carriers as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier with respect to matters arising on or before the Effective Time; provided that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as practicable for such amount.

(c) Notwithstanding anything herein to the contrary, if any D&O Indemnified Party notifies the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made against such D&O Indemnified Party, the provisions of this Section 7.8 shall continue in effect with respect to such claim, action, suit, proceeding or investigation until the final disposition thereof.

(d) In the event that Parent or the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 7.8.

(e) This Section 7.8 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives, and shall not be terminated or modified in such a manner as to adversely affect in any material respect any D&O Indemnified Party without the written consent of such affected D&O Indemnified Party. The rights provided under this Section 7.8 shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees.

7.9 Employee Matters.

(a) For a period of twelve (12) months following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide to each Continuing Employee for so long as such Continuing Employee remains in the employment of the Surviving Corporation and its Subsidiaries: (i) a base salary or wage rate, as applicable, that is not less than the base salary or wage rate (as applicable) provided to such Continuing Employee immediately prior to the Effective Time, (ii) an annual cash incentive opportunity that is no less favorable than the annual cash incentive opportunity provided to such Continuing Employee immediately prior to the Effective Time, (iii) severance benefits no less than the severance benefits provided to such Continuing Employee immediately prior to the Effective Time as set forth on Section 7.9(a)(iii) of the Company Disclosure Letter and (iv) other compensation and employee benefits that are substantially comparable in the aggregate to the other compensation and employee benefits (excluding any defined benefit pensions or post-employment health or welfare benefits, equity and retention, change in control or other one-off payments or benefits) provided to such Continuing Employee immediately prior to the Effective Time or, at Parent’s election, if greater, the other compensation and employee benefits provided to similarly situated new hires of Parent and its Affiliates (but subject to Section 7.9(b)).

(b) If the Closing Date occurs before the date annual bonuses for fiscal year 2023 are paid under any Plan that is an annual cash incentive compensation plan or arrangement (a “2023 Bonus Plan”), Parent shall cause the Surviving Corporation to (i) continue to operate such 2023 Bonus Plan consistent with the Company’s past practice, and (ii) pay an annual bonus for fiscal year 2023 under the 2023 Bonus Plan at substantially the same time as annual bonuses have historically been paid by the Company (but in no event later than June 15, 2023) (the “2023 Annual Bonus Payment Date”) to each Continuing Employee participating in a 2023 Bonus Plan (A) who remains employed by Parent, the Surviving Corporation or their Affiliates through the date of payment or (B) whose employment by Parent, the Surviving Corporation or their Affiliates is terminated before such payment under the circumstances described on Section 7.9(b)(ii)(B) of the Company Disclosure Letter.

(c) To the extent that a Plan or any other employee benefit plan or other compensation or severance arrangement of the Parent, the Surviving Corporation or any of their respective Subsidiaries (together, the “New Plans”) is made available to any Continuing Employee on or following the Effective Time, Parent shall cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time (i) for purposes of vesting (but not eligibility or benefit accrual) under Parent’s defined benefit pension plan, (ii) for purposes of eligibility and benefit accrual for vacation and work anniversary service awards under Parent’s vacation program and work anniversary service award programs, (iii) for purposes of eligibility to participate in any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan), (iv) for purposes of eligibility, vesting and company contributions under Parent’s 401(k) plans and (v) unless covered under another arrangement with or of the Company or any of its Subsidiaries, for benefit calculation purposes under Parent’s severance plan; provided, however, that in the case of each of clauses (i), (ii), (iii), (iv) and (v), such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to (or shall cause the Surviving Corporation to use commercially reasonable efforts to) ensure that (I) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under a comparable Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (II) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan will be waived for such Continuing Employee and his or her covered dependents to the extent they did not apply to the Continuing Employee under the corresponding Old Plan and any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins will be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. For the avoidance of doubt, neither Parent nor any of its Affiliates shall be required to take any action to the extent Parent determines that such action could make a Continuing Employee (or eligible dependent) ineligible for a benefit (for example, if credit for past contributions would make the Continuing Employee ineligible for health savings account contributions from Parent).

(d) The Company shall take the actions set forth on Section 7.9(d) of the Company Disclosure Letter.

(e) Prior to making any broad-based written communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters related to the Transactions, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication and the Company shall consider any such comments in good faith.

(f) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Company, the Surviving Corporation or their respective Subsidiaries to terminate, any Continuing Employee for any reason, (ii) constitute an amendment to any Plan or any other compensation or benefit plan, program, policy, agreement or arrangement, (iii) require Parent, the Company, the Surviving Corporation or their respective Subsidiaries to continue any Plan or prevent the amendment, modification or termination thereof after the Effective Time or (iv) create any obligation of the parties to any Person (other than the other parties hereto) with respect to any employee compensation or benefit plan, program, policy, agreement or arrangement. The provisions of this Section 7.9 are solely for the benefit of the parties to this Agreement. No Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Section 7.9, and no provision of this Section 7.9 shall create such rights in any such Persons.

7.10 Obligations of Merger Sub. Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Merger Sub, to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement).

7.11 Certain Litigation. The Company shall promptly advise Parent of any Legal Proceeding commenced after the date hereof against the Company and/or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the Transactions, and shall keep Parent reasonably informed regarding any such Legal Proceeding. Except if the Company Board has made a Company Board Recommendation Change, the Company shall give Parent the opportunity to consult with the Company regarding, or participate in, but not control, the defense or settlement of any such Legal Proceeding. The Company may not enter into any settlement agreement in respect of such Legal Proceeding against the Company and/or its directors or officers relating to this Agreement or any of the Transactions without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.11 and Section 6.1 or Section 7.1, this Section 7.11 will control.

7.12 Delisting. Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Shares from NASDAQ and terminate its registration under the Exchange Act, provided, that such delisting and termination shall not be effective until after the Effective Time.

7.13 14d-10 Matters. Prior to the Acceptance Time, the Company Compensation Committee shall (a) approve as an Employment Compensation Arrangement each plan, program, agreement or arrangement between Parent, the Company or their respective Affiliates and any of the current or former officers, directors or employees of the Company that are entered into after the date of this Agreement and prior to the Acceptance Time pursuant to which compensation is paid to such officer, director or employee and (b) take all steps reasonably necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to each such plan, program, agreement or arrangement.

7.14 Notice of Certain Events. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such party from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions, if the subject matter of such communication or the failure of such party to obtain such Consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any Legal Proceeding commenced or, to any party’s Knowledge, threatened against, such party or any of its Affiliates or otherwise relating to such party or any of its Affiliates, in each case relating to any of the Transactions and (iii) if it obtains Knowledge of any breach by such party of its representations, warranties and covenants hereunder that would, individually or in the aggregate, reasonably be expected to lead to the failure of any condition to the other party’s obligations to consummate the Transactions; provided, however, that the delivery of any notice pursuant to this Section 7.14 shall not affect the remedies available hereunder to any party. Notwithstanding anything to the contrary in this Agreement, the failure to deliver any such notice, in and of itself, shall not affect any of the conditions to the Offer (or cause any such conditions to fail to be satisfied) or give rise to any right to terminate under Article IX.

7.15 Real Estate Matters. The Company shall, and shall cause their applicable Affiliates to, provide reasonable assistance to Parent (at the request and expense of Parent) in connection with Parent’s efforts to (a) obtain new title insurance policies and (b) new surveys (or updates to existing surveys, if available), in respect of any Owned Real Properties. The foregoing assistance shall include the delivery by the Company or applicable Subsidiary of customary and reasonable affidavits required by the title company to issue its policies (including non-imputation and owner’s affidavits) in form and substance reasonably satisfactory to the Company and the title company, and the granting of access to the applicable Owned Real Properties to surveyor(s) at reasonable times, upon reasonable notice and subject to reasonable limitations. Parent shall be responsible for the cost and expense of the title policies, the surveys and any related service under this Section 7.15.

ARTICLE VIII

CONDITIONS TO THE MERGER

The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time of each of the following conditions:

8.1 Purchase of Company Shares. Merger Sub shall have irrevocably accepted for payment all of the Company Shares validly tendered and not validly withdrawn pursuant to the Offer.

8.2 No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (a) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or (b) issued or granted any Order that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination Prior to the Acceptance Time. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be an effective termination by Merger Sub):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company:

(i) if (A) the Acceptance Time shall not have occurred on or before 11:59 p.m., Eastern Time, on July 1, 2023 (the “Termination Date”) (provided, however, that if on the original Termination Date any of the Antitrust Clearance Condition, the No Legal Restraint Condition (solely in respect of any Antitrust Law or Order under any Antitrust Law) or the No Antitrust Proceedings Condition shall not have been satisfied or waived, then the Termination Date shall be automatically extended to September 1, 2023 (and all references to the Termination Date herein and in Annex A shall be as so extended)), or (B) the Offer shall have expired and not have been extended in accordance with Section 2.1(d)(ii) without acceptance for payment of the Company Shares tendered in the Offer; provided, however, that the right to terminate this Agreement pursuant to either clause (A) or (B) of this Section 9.1(b)(i) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose material breach of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Acceptance Time to occur on or before the date of such termination; or

(ii) if there exists any Law or Order having the effect set forth in clause (iii)(1) of Annex A (which, in each case, has become final and non-appealable); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose material breach of its obligations under this Agreement shall have been the principal cause of or resulted in the existence of such Law or Order;

(c) by the Company, in the event that:

(i) (A) the Company is not in breach of this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 9.1(d)(i), (B) Parent and/or Merger Sub shall have breached or otherwise failed to perform any of their respective covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially delay or materially impair Parent or Merger Sub from consummating the Offer and the Merger on or before the Termination Date, and (C) such breach, failure to perform or inaccuracy is not capable of being cured by the Termination Date or is not cured within twenty (20) Business Days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy;

(ii) the Company Board shall have determined to terminate this Agreement in accordance with the terms set forth in Section 6.3 in order to concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal; provided that (A) the Company has complied in all material respects with the terms of Section 6.2 and Section 6.3 with respect thereto, and (B) concurrently with and as a condition to such termination, the Company Board pays Parent the Termination Fee payable to Parent pursuant to Section 9.3(b)(ii); or

(iii) in the event that (A) Merger Sub shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 2.1(a); provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.1(c)(iii) if the Company’s material breach of its obligations under this Agreement has been a principal cause of or resulted in such failure to commence the Offer; or (B) Merger Sub shall have failed to accept for payment and pay for all Company Shares validly tendered (and not validly withdrawn) when required to do so in accordance with the terms of this Agreement; or

(d) by Parent in the event that:

(i) (A) Parent and Merger Sub are not in breach of this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 9.1(c)(i), (B) the Company shall have breached or failed to perform any of its covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have been or become inaccurate, which in either case would give rise to the failure of any of the conditions to the Offer set forth in clauses (iii)(3) or (iii)(4) of Annex A to be satisfied, and (C) and such breach, failure to perform or inaccuracy is not capable of being cured by the Termination Date or is not cured within twenty (20) Business Days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy; or

(ii) (A) a Company Board Recommendation Change shall have occurred or (B) following receipt by the Company of an Acquisition Proposal that is publicly announced or otherwise publicly known, the Company shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation.

9.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party or parties hereto, as applicable, specifying the provision or provisions pursuant to which such termination is being effected. In the event of the proper and valid termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect and there shall be no liability of any party or parties hereto (or any director, officer, employee, Affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of this Section 9.2, Section 9.3 and Article X and the terms of the Confidentiality Agreement, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damage resulting from any Fraud or Willful Breach of this Agreement that occurs prior to such termination.

9.3 Fees and Expenses.

(a) General. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

(b) Termination Fee. The Company shall pay to Parent $550,000,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that:

(i) (A) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(i) (provided that (x) at the time of such termination, the Antitrust Clearance Condition, No Legal Restraint Condition (solely with respect to any U.S. Antitrust Laws) and No Antitrust Proceedings Condition are satisfied and the Minimum Condition is not satisfied and (y) in the case of a termination by the Company, only if at such time Parent is not in material breach of its obligations such that Parent would be prohibited from terminating this Agreement pursuant to the proviso of Section 9.1(b)(i)); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced or otherwise shall have become publicly disclosed or publicly known and such Acquisition Proposal shall not have been publicly and unconditionally withdrawn prior to the date that is ten (10) Business Days prior to the termination of this Agreement; and (C) within twelve (12) months following such termination of this Agreement, (x) the Company enters into a definitive agreement with any third party with respect to an Acquisition Transaction and such Acquisition Transaction is subsequently consummated (whether during or after such twelve (12) month period), or (y) an Acquisition Transaction is consummated, in which case the Termination Fee shall be payable concurrently with the consummation of any such Acquisition Transaction;

(ii) this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii), in which case the Termination Fee shall be payable concurrently with and as a condition to the effectiveness of such termination; or

(iii) this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii), in which case the Termination Fee shall be payable within two (2) Business Days after such termination.

For purposes of the references to an “Acquisition Proposal” or an “Acquisition Transaction” in Section 9.3(b)(i), all references to “twenty percent (20%)” or “eighty percent (80%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “fifty percent (50%).”

(c) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Transfer Taxes. Except as expressly provided in Section 3.8(d), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with the Transactions shall be paid by Parent and Merger Sub when due.

(e) Termination Fee as Sole and Exclusive Remedy. The parties acknowledge that the agreements contained in Section 9.3(b) are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.3(b), then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and fees of counsel) incurred in the successful collection of such overdue amount, including in connection with any related Legal Proceedings, and (ii) the Company shall pay to Parent interest on the amount payable pursuant to Section 9.3(b) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. The payment by the Company of the Termination Fee pursuant to Section 9.3(b), and, if applicable, any payments under this Section 9.3(e) shall be the sole and exclusive remedy of Parent and Merger Sub in the event of termination of this Agreement under circumstances requiring the payment of a Termination Fee pursuant to Section 9.3(b) for any and all losses or damages suffered or incurred by Parent or any of its Affiliates or Representatives in connection with this Agreement and the Transactions (and the termination thereof or any matter forming the basis for such termination), including the Offer and the Merger; provided, however, that nothing in this Section 9.3(e) shall limit the rights or remedies of Parent or any of its Affiliates under Section 10.8(b) or in the case of Willful Breach.

9.4 Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided that following the Acceptance Time, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price.

9.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms. After the Acceptance Time, neither Parent nor Merger Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Merger Sub of any of its obligations hereunder.

10.2 Notices. All notices and other communications hereunder shall be in writing and delivered by email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other parties hereto in accordance with this Section 10.2):

(a)	if to Parent or Merger Sub, to:

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

To the attention of the individuals and at the email addresses specified in Section 10.2(a) of the Parent Disclosure Letter with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York City, NY 10019

Attention: Robert I. Townsend, III

                 George F. Schoen

                 Sanjay Murti

Email:       rtownsend@cravath.com

                 gschoen@cravath.com

                 smurti@cravath.com

(b)	if to the Company, to:

ABIOMED, Inc.

22 Cherry Hill Drive

Danvers, Massachusetts 01923

Attention: Marc Began

Email: mbegan@abiomed.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Robert W. Downes

                Matthew G. Hurd

Email:     downesr@sullcrom.com

                hurdm@sullcrom.com

10.3 Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not fully and timely perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

10.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidential Disclosure Agreement, dated as of September 28, 2022 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto; provided that the Company hereby waives Parent’s obligations of Parent and its Affiliates under Section 9 thereof, with respect to any actions taken pursuant to this Agreement.

10.5 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto), the CVR Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Annexes hereto, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.6 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of

Section 7.8, (b) the right of the Company to pursue damages (including, to the extent proven and awarded by a court of competent jurisdiction, damages based on loss of the economic benefit of the Offer or the Merger as contemplated by this Agreement to the Company Stockholders), (c) from and after the Acceptance Time, the rights of the Company Stockholders pursuant to the Offer to receive the Offer Price, as provided in Article II and in accordance with the Offer, and (d) from and after the Effective Time, the rights of Company Stockholders and the holders of other Company Equity Awards to receive the Merger Consideration, Option Consideration, PSU Consideration or RSU Consideration, as applicable, as provided in Article III.

10.7 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Offer and the Merger be effected as originally contemplated to the fullest extent possible.

10.8 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent or restrain breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to oppose the availability of the equitable remedy of specific performance on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

10.9 Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the Transactions, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware) in respect of any claim based upon, arising out of or relating to this Agreement, the CVR Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings in respect of any claim based upon, arising out of or relating to this Agreement, the CVR Agreement or the Transactions, shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action arising out of or relating to this Agreement, the CVR Agreement or the Transactions, in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.11 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CVR AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12 Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

10.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

10.14 French Tax Matters. Parent intends to consider whether ABIOMED SARL and/or PreCARDIA SAS should be sold after the Closing by ABIOMED R&D, Inc. and ABIOMED, Inc., respectively, to a newly formed French Subsidiary or an already existing French Subsidiary of Parent or its Affiliates, depending on Parent’s integration objectives to be evaluated between the date hereof and the Closing Date. This subsequent share transfer, if made, shall be made in compliance with article 223B of the French Tax Code (Code Général des Impôts), which provides for the so-called retrocession exemption.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

JOHNSON & JOHNSON

By:	/s/ Marc Larkins
Name:	Marc Larkins
Title:	Secretary

ATHOS MERGER SUB, INC.

By:	/s/ Susan Morano
Name:	Susan Morano
Title:	President

ABIOMED, INC.

By:	/s/ Michael Minogue
Name:	Michael Minogue
Title:	Chairman, CEO, President

(Signature Page to Agreement and Plan of Merger)

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of October 31, 2022 (the “Agreement”), by and among Johnson & Johnson, a New Jersey corporation (“Parent”), Athos Merger Sub, Inc., a Delaware corporation and a direct or indirect wholly owned Subsidiary of Parent (“Merger Sub”), and ABIOMED, Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the obligations of Merger Sub to extend the Offer pursuant to the terms and conditions of the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any Company Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the Expiration Time, and may extend, terminate or amend the Offer, in each case, only to the extent provided by the Agreement, in the event that, as of immediately prior to the Expiration Time:

(i) any waiting period (and extensions thereof) applicable to the Transactions under the HSR Act shall not have expired or been terminated or there shall be in effect any voluntary agreement between Parent and the Company, on the one hand, and the FTC or the DOJ, on the other hand, pursuant to which Parent and the Company have agreed not to consummate the Offer or the Merger or any required Consents applicable to the Transactions under the Antitrust Laws of the jurisdictions set forth on Schedule A of the Company Disclosure Letter shall not have been obtained (the “Antitrust Clearance Condition”);

(ii) the Minimum Condition shall not have been satisfied; or

(iii) any of the following shall not be satisfied or waived (to the extent permitted by the Agreement and applicable Law):

(1) no Governmental Authority of competent and applicable jurisdiction shall have (A) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger, or (B) issued or granted any Order that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Merger Sub or the Merger (the “No Legal Restraint Condition”);

(2) there shall not be existing any pending Legal Proceeding under any Antitrust Law brought by any Governmental Authority of competent and applicable jurisdiction that (i) challenges or seeks to make illegal, prohibit or otherwise prevent the consummation of the Offer, the acquisition of Company Shares by Parent or Merger Sub or the Merger or (ii) seeks to impose any Burdensome Condition thereon (the “No Antitrust Proceedings Condition”);

Annex A-1

(3) (A) the representations and warranties of the Company contained in Section 4.9(a) shall be true and correct in all respects as of immediately prior to the Expiration Time as though made as of such time; (B) the representations and warranties of the Company contained in Section 4.2(a), clauses (i), (ii) and (iii) of the first sentence of Section 4.2(b), and Section 4.2(c) shall be true and correct in all respects as of immediately prior to the Expiration Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies, (C) the representations and warranties of the Company contained in the first and third sentences of Section 4.1(a), Section 4.2 (other than Section 4.2(a), clauses (i), (ii) and (iii) of the first sentence of Section 4.2(b) and Section 4.2(c)), Section 4.3, Section 4.4, Section 4.5, Section 4.11 and Section 4.26 (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) shall be true and correct in all material respects as of immediately prior to the Expiration Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (D) any other representation and warranty of the Company contained in Article IV of the Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) shall be true and correct in all respects as of immediately prior to the Expiration Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(4) the Company shall have complied or performed in all material respects any agreement or covenant to be performed, or complied with, by it under the Agreement prior to the Expiration Time;

(5) the Company shall have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer, certifying that the conditions set forth in clauses (3) and (4) have been duly satisfied; and

(6) the Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub, subject, in each case, to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex A-2

EXHIBIT A

FORM OF CVR AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•] (this “Agreement”), is entered into by and between Johnson & Johnson, a New Jersey corporation (“Parent”), and [•], a [•], as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, Parent, Athos Merger Sub, Inc., a Delaware corporation and a direct or indirect wholly owned Subsidiary of Parent (“Merger Sub”), and ABIOMED, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of October 31, 2022 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, (a) Parent has agreed to cause Merger Sub to commence a tender offer (as it may be extended, amended or supplemented from time to time in accordance with the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.01 per share, of the Company (“Company Shares”) and (b) as soon as practicable following the irrevocable acceptance for payment by Merger Sub of the Company Shares pursuant to the Offer, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the DGCL, with the Company surviving the Merger as a wholly owned direct or indirect Subsidiary of Parent, all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, (a) in each of the Offer and the Merger, Parent has agreed to provide to the holders of Company Shares (other than holders of Canceled Company Shares and Dissenting Company Shares) and (b) in the Merger, Parent has agreed to provide to holders of Company RSU Awards, Company PSU Awards and In-the-Money Options, in each case, that are outstanding as of immediately prior to the Effective Time (collectively, the “Covered Equity Awards”), in the case of each of clauses (a) and (b), the right to receive contingent cash payments as hereinafter described; and

WHEREAS, pursuant to Section 3.7(d)(ii) of the Merger Agreement, holders of Out-of-the-Money Options may be entitled to receive a contingent payment from Parent or the Surviving Corporation, subject to the terms of the Merger Agreement, upon each Milestone Notice Date.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1.	DEFINITIONS

1.1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“2028 Measurement Period” means the period from the first day of the second Fiscal Quarter of 2027 through the last day of the first Fiscal Quarter of 2028.

“2028 Non-Achievement Notice” has the meaning set forth in Section 4.5(a).

“2028–29 Measurement Period” means the period from the first day of the third Fiscal Quarter of 2027 through the last day of the first Fiscal Quarter of 2029.

“Acting Holders” means, at the time of determination, Holders of not less than 35% of the outstanding CVRs as set forth on the CVR Register.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Milestone Amount” has the meaning set forth in Section 2.4(a).

“Assignee” has the meaning set forth in Section 7.3.

“Budgeted Amounts” has the meaning set forth in Section 4.6.

“Cardiogenic Shock Milestone” has the meaning set forth in the definition of “Clinical Recommendation Milestone.”

“Clinical Practice Guideline” means the American College of Cardiology / American Heart Association Clinical Practice Guideline for Coronary Artery Revascularization.

“Clinical Recommendation Milestone” means the earliest to occur of any of the following:

(a) during the applicable Clinical Recommendation Milestone Period, results from the STEMI DTU™ study undertaken by the Company contribute to the publication of a Class I recommendation in the Clinical Practice Guideline recommending the use of any device in the Impella Product Family in patients presenting with ST-Segment Elevation Myocardial Infarction (“STEMI”), or Anterior STEMI, without cardiogenic shock (such milestone, the “STEMI Recommendation Milestone”);

(b) during the applicable Clinical Recommendation Milestone Period, results from the PROTECT IV study undertaken by the Company contribute to the publication of a Class I recommendation in the Clinical Practice Guideline recommending the use of any device in the Impella Product Family in high-risk patients with complex coronary artery disease and reduced left ventricular function (such milestone, the “HRPCI Milestone”); and

(c) during the applicable Clinical Recommendation Milestone Period, results from the RECOVER IV study undertaken by the Company contribute to the publication of a Class I recommendation in the Clinical Practice Guideline recommending the use of any device in the Impella Product Family in patients with STEMI-Cardiogenic Shock, or STEMI-CS (such milestone, the “Cardiogenic Shock Milestone”).

“Clinical Recommendation Milestone Period” means, (a) with respect to the STEMI Recommendation Milestone, the period commencing as of the date of this Agreement and ending on the earlier of (i) four (4) years after publication of results relating to the secondary clinical endpoint in the STEMI DTU™ study undertaken by the Company and (ii) December 31, 2029, (b) in the case of the HRPCI Milestone, the period commencing as of the date of this Agreement and ending on the earlier of (i) four (4) years after publication of results relating to the primary clinical endpoints in the PROTECT IV study undertaken by the Company and (ii) December 31,

2029, and (c) in the case of the Cardiogenic Shock Milestone, the period commencing as of the date of this Agreement and ending on the earlier of (i) four (4) years after publication of results relating to the primary clinical endpoints in the RECOVER IV study undertaken by the Company and (ii) December 31, 2029.

“Company” has the meaning set forth in the Recitals.

“Company Sale” means the sale, transfer, conveyance, exclusive license or other disposition by Parent or any of its Subsidiaries (including the Surviving Corporation) to a third party of all or substantially all of the Product portfolio.

“Company Shares” has the meaning set forth in the Recitals.

“Covered Equity Awards” has the meaning set forth in the Recitals.

“Covered Milestone Payments” has the meaning set forth in Section 2.4(f).

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVRs” means the contractual rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“DTC” means The Depository Trust Company or any successor entity thereto.

“Event of Default” has the meaning set forth in Section 6.1.

“Expiry Notice” has the meaning set forth in Section 4.5(b).

“FDA Approval Milestone” means the approval by the FDA, during the FDA Approval Milestone Period, of a premarket approval application or a premarket approval application supplement for the use of any device in the Impella Product Family in patients presenting with STEMI, or Anterior STEMI, without cardiogenic shock.

“FDA Approval Milestone Period” means the period commencing as of the date of this Agreement and ending on January 1, 2028.

“Fiscal Quarter” means a fiscal quarter of any fiscal year of Parent, based on Parent’s universal fiscal calendar.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“HRPCI Milestone” has the meaning set forth in the definition of “Clinical Recommendation Milestone.”

“Impella Product Family” means Impella CP, Impella RP, Impella 5.5, Impella ECP, Impella Apto, and any future or improved versions of the foregoing, including any related micro axial heart pumps and percutaneous ventricular assist devices in research or development by the Company as of the date of this Agreement.

“Independent Accountant” has the meaning set forth in Section 4.5(c).

“Measurement Period” means any of the 2028 Measurement Period or the 2028–29 Measurement Period.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Notice Date” means, (a) with respect the Net Sales Milestone, the date that is forty-five (45) days following the last day of the (i) 2028 Measurement Period or (ii) the Fiscal Quarter in the 2028–29 Measurement Period, as applicable, in which the Net Sales Milestone is achieved and (b) with respect to the FDA Approval Milestone and the Clinical Recommendation Milestone, the date that is ten (10) Business Days following the achievement of the applicable Milestone.

“Milestone Payment” means (a) with respect to the Net Sales Milestone, (i) if the Net Sales Milestone is achieved during the 2028 Measurement Period, $17.50 per CVR and (ii) if the Net Sales Milestone is achieved during the 2028–29 Measurement Period, $8.75 per CVR, (b) with respect to the FDA Approval Milestone, $7.50 per CVR and (c) with respect to the Clinical Recommendation Milestone, $10.00 per CVR.

“Milestones” means, collectively, the Net Sales Milestone, the FDA Approval Milestone and the Clinical Recommendation Milestone.

“Net Sales” means, in each case as determined in accordance with the Parent Accounting Practices (or, if the Selling Entity is not Parent or one of its Affiliates, such Selling Entity’s usual and customary accounting methods to the extent not inconsistent with GAAP), the gross amounts invoiced on sales of the Products (including amounts invoiced with respect to related service agreements or service charges for such Products) by all Selling Entities to any third party purchaser in an arm’s-length transaction, less Permitted Deductions actually taken, paid, accrued, allocated or allowed with respect to the Products; provided that (a) the transfer of Products between or among any of the Selling Entities will not be considered a sale, except where such Selling Entity is an end-user of, and does not further sell, the Products (in which case Net Sales shall be calculated on the value charged or invoiced to such purchasing Selling Entity, less Permitted Deductions, in each case as determined in accordance with this paragraph), (b) Net Sales shall not include amounts invoiced on sales of the Products by any distributor of the Selling Entities, acting in the capacity of a distributor and (c) all Net Sales shall be computed in U.S. Dollars, and where any Net Sales are calculated in a currency other than U.S. Dollars, they shall be converted into U.S. Dollars in accordance with the Parent Accounting Practices and on the same basis and at such times as Parent’s regular financial statements.

If any Product is sold or otherwise commercially disposed of for consideration other than cash between the buyer of the Product and the applicable Selling Entity (other than with respect to Product supplied expressly for sampling purposes), then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been received had the transaction been conducted for cash. Such amount that would have been received shall be determined by reference to the average selling price of such Product in the relevant jurisdiction.

In the event that (x) Parent or any of its Subsidiaries (including the Surviving Corporation), directly or indirectly, by a sale or swap of assets or other rights, merger, reorganization, joint venture, lease, exclusive license or any other transaction or arrangement, sells, transfers, conveys, exclusively licenses or otherwise disposes of, to a Person that is not an Affiliate of Parent (any such Person, the “Purchaser”), their respective rights in and to any Product that would generate Net Sales after the Closing Date and prior to the end of the 2028-29 Measurement Period, and (y) such transaction does not constitute a Company Sale, such Purchaser shall be deemed to be a Selling Entity.

“Net Sales Milestone” means the achievement of aggregate worldwide Net Sales in excess of $3,700,000,000 during the 2028 Measurement Period or, solely in the event that such aggregate worldwide Net Sales is not achieved during the 2028 Measurement Period, during any other period of four consecutive Fiscal Quarters within the 2028–29 Measurement Period.

“Net Sales Statement” means, for any given Measurement Period, a written statement of Parent, certified by the Chief Financial Officer of Parent, setting forth with reasonable detail (a) a calculation of Net Sales, (b) a calculation of the Permitted Deductions during such Measurement Period, and (c) to the extent that sales for the Products are recorded in currencies other than U.S. Dollars during such Measurement Period, the exchange rates used for conversion of such foreign currency into U.S. Dollars.

“Offer” has the meaning set forth in the Recitals.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent” has the meaning set forth in the Preamble.

“Parent Accounting Practices” means, as of any time, GAAP, as applied in a manner consistent with the accounting practices and methodologies of Parent for SEC reporting purposes in effect at such time (including, as of the date hereof, the application of Accounting Standards Codification 606).

“Permitted Deductions” means, in each case as determined in accordance with the Parent Accounting Practices:

(a) normal and customary trade, cash and quantity discounts, allowances, rebates and credits actually allowed or paid with respect to sales of the Products (to the extent not already reflected in the amount invoiced and excluding commissions for commercialization);

(b) retroactive price reductions, allowances or credits actually granted upon rejections or returns of the Products, including for recalls, returns or damaged goods and for billing errors;

(c) discounts, chargeback payments, rebates and reimbursements granted to managed care organizations, group purchasing organizations or other buying groups, health maintenance organizations, Governmental Authorities and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators or patient assistance or other similar programs;

(d) compulsory payments and cash rebates related to the sales of the Products actually paid to a Governmental Authority pursuant to governmental regulations by reason of any national or local health insurance program or similar program, including government levied fees as a result of healthcare reform policies, to the extent such payments and rebates are specifically attributable to sales of such Products or are otherwise allocated to such Products as a percentage of Parent’s and its Affiliates’ entire medical device product sales;

(e) reasonable and customary outbound freight, shipping, insurance and other transportation expenses, to the extent actually borne by Parent or its Affiliates without reimbursement from any third party;

(f) tariffs, duties, excise, sales, value-added, medical device taxes and other similar Taxes (other than Taxes based on income or profits), customs duties or other charges of a Governmental Authority, in each case imposed on the sale of any Product, including value-added Taxes, but only to the extent that such value-added Taxes are not reimbursable or refundable; and

(g) amounts written off as uncollectible in accordance with the Parent Accounting Practices;

provided that all such discounts, allowances, credits, rebates, reductions, payments, reimbursements, expenses, Taxes and other deductions shall be allocated among the Products and other products of Parent and its Affiliates that are not included in the Products in accordance with the Parent Accounting Practices. For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a) through (g) above, such item may not be deducted more than once.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC; or (f) as provided in Section 2.6.

“Products” means any product that is contemplated for development, in clinical trials or being manufactured, marketed, sold, commercialized, offered, made available, licensed, distributed or branded by or for the Company or any of its Subsidiaries as of the date of this Agreement, consisting of the products and proposed products set forth on Exhibit A hereto and any future or improved versions thereof; provided, that, for the avoidance of doubt, any product that Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) may license, sublicense, purchase or otherwise acquire from a third party (whether via a sale or swap of assets or other rights, merger, reorganization, joint venture, lease, exclusive license or any other transaction or arrangement) after the date of this Agreement shall not be considered a Product.

“Purchaser” has the meaning set forth in the definition of “Net Sales.”

“Review Request Period” has the meaning set forth in Section 4.5(c).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Selling Entity” means Parent, any Assignee and each of their respective Affiliates, licensees, sublicensees and agents with respect to rights to develop or commercialize the Products, and any direct or indirect transferee, successor or assignee (including through any change of control) of the rights to sell the Product of any of the foregoing (but not a distributor of the Product acting in the capacity of a distributor).

“STEMI” has the meaning set forth in the definition of “Clinical Recommendation Milestone.”

“STEMI Recommendation Milestone” has the meaning set forth in the definition of “Clinical Recommendation Milestone.”

1.2. Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Exhibits or Sections, shall be deemed to refer to Articles, Exhibits or Sections of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(g) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(h) References to “$” and “dollars” are to the currency of the United States of America.

(i) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(j) Except as otherwise specified, (i) references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person, and (iii) references from or through any date mean from and including or through and including, respectively.

(k) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded.

(l) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(m) The word “will” shall be construed to have the same meaning as the word “shall.”

(n) The word “or” shall be disjunctive but not exclusive.

2.	CONTINGENT VALUE RIGHTS

2.1. CVRs. The CVRs represent the contractual rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement. The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1 hereof.

2.2. Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any such sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be null and void.

2.3. No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs in a book-entry position for each Holder and transfers of CVRs as herein provided. With respect to CVRs that are to be issued to the holders of Company Shares held in book-entry form through DTC, the CVR Register will initially show one (1) position for Cede & Co. (as nominee of DTC) representing all such CVRs. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of the Company Shares by sending a lump sum payment to DTC and the Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. In the case of CVRs to be received by the holders of Covered Equity Awards pursuant to the Merger Agreement, such CVRs will be registered in the name and address of the holder of such Covered Equity Awards as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of Company Shares subject to such Covered Equity Awards canceled in connection with the Merger.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, notify Parent that it has received such written notice. Upon receipt of such notice from the Rights Agent, Parent shall in good faith reasonably determine whether the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), and if Parent so reasonably determines that it does so comply, Parent shall instruct the Rights Agent in writing to register the transfer of the CVRs in the CVR Register and notify Parent of the same. No service charge shall be made for any registration of transfer of a CVR, but Parent and the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

2.4. Payment Procedures.

(a) If (i) the Clinical Recommendation Milestone occurs, (ii) the FDA Approval Milestone occurs or (iii) the Net Sales Milestone is achieved, then, in each case, (A) on or prior to the applicable Milestone Notice Date, Parent shall deliver to the Rights Agent a notice (each, a “Milestone Notice”) indicating that the applicable Milestone was achieved and (B) in accordance with Section 4.2, Parent shall deliver to the Rights Agent cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, in an amount equal to the aggregate amount necessary to pay the applicable Milestone Payment to all Holders (each, the “Applicable Milestone Amount”), along with any letter of instruction reasonably required by the Rights Agent; provided that, Parent may determine, in its sole discretion, that any Covered Milestone Payments shall instead be paid to the applicable Holders through the payroll of the Surviving Corporation or one of its Affiliates and the Applicable Milestone Amount shall be reduced accordingly for all purposes of this Agreement. Until a Milestone Notice with respect to the applicable Milestone is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that no event has occurred that would require the applicable Milestone Payment. For the avoidance of doubt, any Milestone Payment shall only be due once, if at all, and (I) with respect to the achievement of the Net Sales Milestone, regardless of whether Net Sales exceed the applicable threshold in both Measurement Periods and (II) with respect to the Clinical Recommendation Milestone, regardless of whether any other component of the Clinical Recommendation Milestone may subsequently occur. For the avoidance of doubt, no publication of a Class I recommendation contemplated by the Clinical Recommendation Milestone or approval of a premarket approval application contemplated by the FDA Approval Milestone occurring after the end of the applicable Clinical Recommendation Milestone Period or the FDA Approval Milestone Period, as applicable, shall result in any Milestone Payment becoming due and payable. In no event shall Parent be required to pay more than $35.00 per CVR in the aggregate in the event all Milestones have been achieved.

(b) In the event that Parent delivers a Milestone Notice, the Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of a Milestone Notice, send each Holder at its registered address a copy of such Milestone Notice. Following receipt by the Rights Agent of the Applicable Milestone Amount in accordance with Section 4.2, the Rights Agent shall promptly, and in any event within five (5) Business Days thereof, pay the applicable Milestone Payment to each of the Holders in accordance with the corresponding letter of instruction delivered by Parent (i) by check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. New York City time on the date of the Milestone Notice or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Notice, by wire transfer of immediately available funds to the account specified on such instructions. Notwithstanding anything to the contrary in this Agreement, any Covered Milestone Payment that becomes payable pursuant to the Agreement shall be paid no later than March 15th of the calendar year following the calendar year in which the applicable Milestone is determined to be achieved.

(c) Parent, its Affiliates (including the Surviving Corporation) and the Rights Agent shall be entitled to, and Parent shall instruct the Rights Agent or its applicable Affiliate to, deduct or withhold from any payments made pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, the U.S. Treasury Regulations thereunder, or any other applicable Tax Law. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder (other than payroll withholding and reporting on the Covered Milestone Payments), the Rights Agent shall (and Parent shall instruct the Rights Agent to), to the extent practicable, provide notice to any Holder of such potential withholding and use commercially reasonable efforts to solicit from such Holder an IRS Form W-9, W-8BEN, W-8BEN-E or other applicable Tax form within a reasonable amount of time in order to provide the opportunity for the Holder to provide such Tax forms to eliminate or reduce such withholding amounts. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Holder to whom such amounts would otherwise have been paid, and to the extent and within the time period required by applicable Law, Parent shall (or shall instruct its applicable Affiliate or, other than with respect to any IRS Form W-2, the Rights Agent to) deliver to the Holder to whom such amounts would otherwise have been paid an applicable IRS Form 1099, an IRS Form W-2 or other reasonably acceptable evidence of such withholding. To the extent such amounts are so deducted or withheld by the Rights Agent from any Covered Milestone Payments, the Rights Agent shall, as soon as reasonably practicable, deliver such amounts to Parent for the purposes of remitting such amounts to the IRS. In no event shall the Rights Agent have any duty, obligation or responsibility for wage or W-2 reporting with respect to Milestone Payments (including Covered Milestone Payments) made to the Holders.

(d) Any funds delivered to the Rights Agent for payment to the Holders as Milestone Payments (including any interest or other amounts earned with respect thereto) that remain undistributed to the Holders on the date that is twelve (12) months after the date of the applicable Milestone Notice shall be delivered by the Rights Agent to Parent upon demand, and such Holders shall thereafter look to Parent or the Surviving Corporation, as general creditors thereof, for any claim to the applicable Milestone Payments that such Holder may be entitled hereunder.

(e) Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Holder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by such Holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to applicable Law (including Section 483 of the Code), the parties hereto intend to treat, for all U.S. federal and applicable state and local income Tax purposes, (i) the CVRs and the Milestone Payments received with respect to the Company Shares pursuant to the Merger Agreement as additional consideration for the Company Shares and (ii) Milestone Payments paid in respect of each CVR that was received with respect to a Covered Equity Award pursuant to the Merger Agreement (the “Covered Milestone Payments”), and not the receipt of such CVR, as wages in the year in which the applicable Milestone Payment is made. Parent shall (and shall instruct the Rights Agent to) report for all Tax purposes in a manner consistent with the foregoing, including by instructing the Rights Agent to deliver to applicable Holders IRS Forms 1099-B with respect to the receipt of Milestone Payments (other than Covered Milestone Payments), and none of the parties hereto will take any position to the contrary on any U.S. federal and applicable state and local income Tax Return or for other U.S. federal and applicable state and local income tax purposes except as required by applicable Law. Notwithstanding the foregoing, Parent shall, and shall instruct the Rights Agent and cause the Surviving Corporation to, report imputed interest with respect to the CVRs and the Milestone Payments pursuant to Section 483 of the Code.

2.5. No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Affiliates.

2.6. Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article 5 and Article 6.

3.	THE RIGHTS AGENT

3.1. Certain Duties and Responsibilities.

(a) Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith or willful or intentional misconduct.

(b) The Acting Holders may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. The Rights Agent shall be under no obligation to institute any Legal Proceeding, or to take any other action likely to result in the incurrence of material expenses by the Rights Agent unless the Acting Holders (on behalf of the Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred, but this provision shall not affect the power of the Rights Agent to take such action as the Rights Agent may consider proper, whether with or without any such security or indemnity. All rights of action of any or all Holders under this Agreement may be enforced by the Rights Agent, and any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear.

3.2. Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) in the absence of bad faith, gross negligence or willful misconduct on its part, the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection and shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any loss, liability, claim, demands, suits or expense, unless such loss has been determined by a final non-appealable judgment of court of competent jurisdiction to be a result of the Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i) the Rights Agent shall not be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including lost profits) arising out of any act or failure to act hereunder in the absence of gross negligence, bad faith or willful or intentional misconduct on its part;

(j) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(k) notwithstanding anything to the contrary herein, Parent shall not be required to indemnify, hold harmless or reimburse the expenses of the Rights Agent in connection with any Legal Proceeding commenced by the Rights Agent against Parent; and

(l) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

3.3. Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent through the facilities of DTC in accordance with DTC’s procedures and/or by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be transmitted at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

3.4. Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent.

4.	COVENANTS

4.1. List of Holders.

(a) Parent shall furnish or cause to be furnished to the Rights Agent, in a form reasonably satisfactory to the Rights Agent, and received from the Paying Agent (or in the case of Holders who held Covered Equity Awards, the Company), the names and addresses of the Holders promptly upon the Acceptance Time or the Effective Time, as applicable.

(b) Within five (5) Business Days after receipt by the Rights Agent of a written request by any two (2) or more Holders stating such Holders’ desire to communicate with other Holders with respect to their rights under this Agreement, and accompanied by a form of proxy or other communication which the requesting Holders propose to transmit, the Rights Agent shall elect to either (i) deliver to such requesting Holders all information in the possession or control of the Rights Agent as to the names and addresses of all Holders, or (ii) inform such requesting Holders of the approximate number of Holders and the approximate cost of mailing or otherwise transmitting to all Holders the form of proxy or other communication, if any, specified in such written request. In the event the Rights Agent elects to provide the information specified in Section 4.1(b)(ii), the Rights Agent shall, upon the written request of the requesting Holders, mail or otherwise transmit to all Holders copies of the applicable form of proxy or other communication within five (5) Business Days after the requesting Holders have provided to the Rights Agent the material to be mailed or otherwise transmitted and payment, or provision for the payment, of the reasonable expenses of such mailing or transmission.

4.2. Payment of Milestone Payments. If a Milestone has been achieved in accordance with this Agreement, Parent shall, promptly (but in any event no later than five (5) Business Days) following the delivery of the Milestone Notice, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the Applicable Milestone Amount in cash.

4.3. Books and Records. Parent shall, and shall cause its Subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the calculation of Net Sales in any applicable Measurement Period.

4.4. Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

4.5. Notice and Audit Rights.

(a) If the Net Sales Milestone has not been achieved with respect to the 2028 Measurement Period, Parent shall deliver to the Rights Agent, within sixty (60) days following the last day of the 2028 Measurement Period, a written notice indicating that the Net Sales Milestone was not achieved during the 2028 Measurement Period (the “2028 Non-Achievement Notice”), as well as the Net Sales Statement for such Measurement Period and an Officer’s Certificate making a certification to that effect. The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of the 2028 Non-Achievement Notice, send each Holder at its registered address a copy of the 2028 Non-Achievement Notice and the Net Sales Statement for such Measurement Period.

(b) If the Net Sales Milestone has not been achieved with respect to the 2028 Measurement Period and the Net Sales Milestone has also not been achieved with respect to the 2028–29 Measurement Period, Parent shall deliver to the Rights Agent, within sixty (60) days following the last day of the 2028–29 Measurement Period, a written notice (the “Expiry Notice”) indicating that the Net Sales Milestone was not achieved during the 2028–29 Measurement Period, as well as the Net Sales Statement for such Measurement Period and an Officer’s Certificate making a certification to that effect. The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of the Expiry Notice, send each Holder at its registered address a copy of the Expiry Notice and the Net Sales Statement for such Measurement Period.

(c) Upon the written request of the Acting Holders provided to Parent within the three (3) month period following the date on which Parent delivers the 2028 Non-Achievement Notice or the Expiry Notice and the applicable Net Sales Statement (the “Review Request Period”), Parent shall permit one (1) independent certified public accounting firm of nationally recognized standing mutually agreed upon by such Acting Holders and Parent (the “Independent Accountant”) to have access at reasonable times during normal business hours to the books and records of Parent and its Affiliates pertaining to Net Sales as may be reasonably necessary to evaluate and verify Parent’s determination that the Net Sales Milestone was not achieved during the applicable

Measurement Period; provided that such access shall not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates. Any fees charged by the Independent Accountant shall be borne by the Acting Holders unless the Independent Accountant determines that Parent’s determination that the Net Sales Milestone was not achieved during the applicable Measurement Period was erroneous, in which case such fees shall be borne by Parent.

(d) No later than thirty (30) days following access to such books and records of Parent and its Affiliates as described in Section 4.5(c), the Independent Accountant shall deliver a written report to Parent and the Acting Holders of its findings regarding Parent’s determination that the Net Sales Milestone was not achieved during the applicable Measurement Period. The Independent Accountant shall disclose to the Acting Holders only its conclusion as to Parent’s determination that the Net Sales Milestone was not achieved during the applicable Measurement Period and such additional information directly related to its conclusion. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders.

(e) If the Independent Accountant concludes that Parent’s determination that the Net Sales Milestone was not achieved during the applicable Measurement Period was erroneous, then, within thirty (30) days of receipt by Parent of such finding, Parent may commence a Legal Proceeding to adjudicate whether the Net Sales Milestone was achieved during the applicable Measurement Period in accordance with the dispute resolution provisions set forth in Section 7.6. If Parent fails to commence such a Legal Proceeding within such thirty (30) day period, the Independent Accountant’s conclusion shall be final and binding.

(f) In the event the Acting Holders properly request a review by the Independent Accountant with respect to the Net Sales Milestone in accordance with Section 4.5(c), the applicable Milestone Payment (or portion thereof) shall not become due and payable (for purposes of Section 6.1(a) or otherwise hereunder), if at all, unless and until (i) the Independent Accountant’s conclusion becomes final and binding in accordance with this Section 4.5 or (ii) a court of competent jurisdiction issues a final, non-appealable judgment that such amount is properly payable hereunder.

(g) If, upon the expiration of the Review Request Period with respect to any Measurement Period, the Acting Holders have not requested a review in accordance with this Section 4.5, Parent’s determination that the Net Sales Milestone was not achieved during such Measurement Period shall be final and binding, and there shall be no further review or remedy allowed relating to the Net Sales Milestone with respect to such Measurement Period.

(h) Each person seeking to receive information from Parent (including the Independent Accountant) in connection with a review pursuant to this Section 4.5 shall enter into a reasonable confidentiality agreement with Parent or any of its Affiliates obligating such person to retain all such information disclosed to such person pursuant to this Section 4.5 (including any information provided to any such person by the Independent Accountant) in confidence pursuant to such confidentiality agreement.

(i) Parent shall not, and shall cause its Affiliates not to, enter into any license or similar agreement with any Selling Entity (other than Parent or its Affiliates) with respect to rights to develop or commercialize the Products, or any purchase, sale, merger, exclusive license or similar agreement with any Purchaser, in each case, unless such agreement contains provisions that (i) require such Purchaser to provide records of Net Sales to Parent to allow Parent to comply with the provisions of this Agreement and (ii) would allow any Independent Accountant appointed pursuant to this Section 4.5 such access to the records of the other party to such agreement as may be reasonably necessary to perform its duties pursuant to this Section 4.5.

(j) The audit rights set forth in this Section 4.5 may not be exercised by the Acting Holders more than once with respect to the non-achievement of the Net Sales Milestone in each of the 2028 Measurement Period and the 2028–29 Measurement Period. For the avoidance of doubt, the audit rights set forth in this Section 4.5 shall not apply to the FDA Approval Milestone or the Clinical Recommendation Milestone.

4.6. Efforts. With respect to each of (a) the STEMI Recommendation Milestone and the FDA Approval Milestone, (b) the HRPCI Milestone and (c) the Cardiogenic Shock Milestone, Parent will expend at least the respective amounts set forth on Annex A towards the achievement of such Milestone(s) (including completion of the applicable clinical trial related to such Milestone(s)) (the “Budgeted Amounts”); provided that Parent shall not be required to expend the applicable Budgeted Amount upon any of the following events occurring with respect to the applicable Milestone(s): (i) Parent determines to suspend or terminate the clinical protocol or study contemplated by such Milestone(s) because an unanticipated device adverse effect presents an unreasonable risk to the subjects of such clinical protocol or study; (ii) the Data and Safety Monitoring Board recommends that the clinical protocol or study contemplated by such Milestone(s) be suspended or terminated due to safety concerns or futility; (iii) the FDA determines to suspend the clinical protocol or study contemplated by such Milestone(s); or (iv) the clinical protocol or study contemplated by such Milestone(s) is otherwise prohibited by applicable Law. Subject to the foregoing sentence in this Section 4.6, (A) Parent and its Affiliates shall have the right, in their sole and absolute discretion, to direct and control the development, marketing, commercialization and sale of the Products in all respects and (B) Parent and its Affiliates shall not otherwise be required (expressly or implicitly) to achieve or undertake any level of efforts, or employ any level of resources, to develop, market, commercialize or sell the Products or achieve the Milestones.

5.	AMENDMENTS

5.1. Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) to evidence the assignment of this Agreement by Parent as provided in Section 7.3; or

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments thereto to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 7.4 or to transfer CVRs to Parent pursuant to Section 2.6.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof through the facilities of DTC in accordance with DTC’s procedures and/or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.2. Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of any Holder or the Rights Agent), with the consent of the Holders of not fewer than a majority of the outstanding CVRs as set forth in the CVR Register, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures and/or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.3. Execution of Amendments. Prior to executing any amendment permitted by this Section 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own obligations, rights, powers, immunities or duties under this Agreement or otherwise.

5.4. Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

6.	REMEDIES OF THE HOLDERS

6.1. Event of Default. “Event of Default” with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority):

(a) default in the payment by Parent pursuant to the terms of this Agreement of all or any part of any Milestone Payment after a period of five (5) Business Days after such Milestone Payment shall become due and payable; or

(b) material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a payment default described in clause (a)), and continuance of such default or breach for a period of thirty (30) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Default” hereunder and is sent by registered or certified mail to Parent and the Rights Agent by the Acting Holders.

If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the Acting Holders, following notice in writing to Parent and the Rights Agent, may, in their discretion and at their own expense, commence a Legal Proceeding to protect the rights of the Holders, or may direct the Rights Agent to commence a Legal Proceeding to protect the rights of the Holders in accordance with Section 3.1(b), in each case, including to obtain payment for any amounts then due and payable. Notwithstanding anything herein to the contrary, damages directly resulting from and in the event of an Event of Default shall be the sole and exclusive remedy of any and all Holders for any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the CVRs, or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby.

6.2. Suits by Holders. Except for the express rights of the Rights Agent set forth herein, including as set forth in Section 3.1(b), the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute a Legal Proceeding with respect to this Agreement, and no individual Holder or other group of Holders, nor the Rights Agent on behalf thereof, will be entitled to exercise such rights. Notwithstanding the foregoing, in the event of an insolvency proceeding of Parent, individual Holders shall be entitled to assert claims in such insolvency proceeding and take related actions in pursuit of such claims with respect to any payment that may be claimed by or on behalf of Parent or by any creditor of Parent. Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive payment of the amounts that a Milestone Notice indicates are payable in respect of such CVR on or after the applicable due date shall not be impaired or affected without the consent of such Holder.

7.	OTHER PROVISIONS OF GENERAL APPLICATION

7.1. Notices to the Rights Agent and Parent. All notices and other communications required or permitted to be delivered to Parent or the Rights Agent hereunder shall be in writing and delivered by email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other party hereto in accordance with this Section 7.1):

(a)	If to the Rights Agent, to:

[•]

with a copy (which shall not constitute notice) to:

[•]

(b)	If to Parent, to:

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Attention: Office of General Counsel, Medical Devices

Email:       CVRNOTICE@its.jnj.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Robert I. Townsend, III

     George F. Schoen

     Sanjay Murti

Email:       rtownsend@cravath.com

     gschoen@cravath.com

     smurti@cravath.com

7.2. Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

7.3. Successors and Assigns. Parent may assign, in its sole discretion and without the consent of any other Person, any or all of its rights, interests and obligations hereunder to (a) one or more direct or indirect wholly owned Subsidiaries of Parent or (b) any purchaser of the Company and/or the Products in a Company Sale that is a company in the medical devices industry (each permitted assignee under clauses (a) or (b), an “Assignee”); provided that the Assignee agrees to assume and be bound by all of the terms and conditions of this Agreement. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees which agree to assume and be bound by all of the terms and conditions of this Agreement; provided, however, that in connection with any assignment to an Assignee, Parent (or the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all covenants, agreements and obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. Subject to compliance with the requirements set forth in this Section 7.3 relating to assignments, this Agreement shall not restrict Parent’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of Parent’s successors and each Assignee shall, by a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent, expressly assume payment of amounts on all of the CVRs and the performance of every obligation, agreement and covenant of this Agreement on the part of Parent to be performed or observed. Unless a successor or assignee meets the requirements set forth in Section 3.3(b), the Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect.

7.4. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent and its permitted successors and assigns, Parent, Parent’s successors and Assignees, and the Holders and the Holders’ successors and assigns pursuant to Permitted Transfers, each of whom is intended to be, and is, a third party beneficiary hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent and its permitted successors and assigns, Parent, Parent’s successors and Assignees, and the Holders and the Holders’ successors and assigns pursuant to Permitted Transfers. The rights hereunder of the Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement, and any exercise of such rights by the Holders or their successors and assigns pursuant to Permitted Transfers shall be subject, in all cases, to the other terms and provisions of this Agreement, including Sections 7.6 and 7.7.

7.5. Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the CVRs, or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

7.6. Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 7.1 or in such other manner as may be permitted by applicable Law, and nothing in this Section 7.6 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

7.7. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.8. Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order for the economic, business and other purposes hereof to be effected as originally contemplated to the fullest extent possible.

7.9. Termination. This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to the Rights Agent), and no payments shall be required to be made, upon the earliest to occur of (a) the conclusion of all of the Clinical Recommendation Milestone Periods, the FDA Approval Milestone Period and the Measurement Periods and the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register (or payment by wire transfer, as applicable) of any Milestone Payments required to be paid under the terms of this Agreement and (b) the termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination or Sections 2.4(e), 3.2, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10, 7.11, 7.13, 7.14 or this Section 7.9, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

7.10. Entire Agreement. As it relates to the Rights Agent, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. As between Parent and the Company, this Agreement, the Merger Agreement (including any schedules, annexes and exhibits thereto) and the documents and instruments and other agreements among the parties to the Merger Agreement as contemplated by or referred to in the Merger Agreement, including the Company Disclosure Letter and the Annexes thereto, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

7.11. No Fiduciary Obligations. Each of Parent and the Rights Agent acknowledges and agrees that the other party, its affiliates and their respective officers, directors and controlling Persons do not owe any fiduciary duties to the first party or any of its respective affiliates, officers, directors or controlling Persons or to any Holder. The only obligations of Parent and the Rights Agent to each other and their affiliates and their respective officers, directors and controlling Persons and to any Holder arising out of this Agreement are the contractual obligations expressly set forth in this Agreement.

7.12. Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party, including, inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by a valid order of an arbitration panel, court or governmental body of competent jurisdiction or is otherwise required by law or regulation, including SEC or Nasdaq rules and regulations, or pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

7.13. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

JOHNSON & JOHNSON

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

EXHIBIT A

Products and Product Pipeline

Impella 2.5, Impella CP, Impella RP, Impella 5.0, Impella LD, Impella 5.5, SmartAssist, Impella Connect, Impella XR Sheath, Automated Impella Controller (AIC), Impella BTR, Impella ECP, Impella Apto, Breethe Oxy-1 System and PreCARDIA and, in each case, any related accessories or ancillary components

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

1.	The name of the corporation is: ABIOMED, Inc. (the “Corporation”).

2.

The address of the registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is: The Corporation Trust Company.

3.	The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock, which the Corporation shall have authority to issue, is 100 shares of common stock, par value $0.0001 per share.

5.	The Corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

7.

To the fullest extent that the laws of the State of Delaware, as they exist on the date hereof or as they may hereafter be amended, permit the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders. Neither the amendment or repeal of this provision nor the adoption of any provision of this Certificate of Incorporation which is inconsistent with this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment, repeal or adoption.

8.	Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EX. B-1